As Filed with the Securities and Exchange Commission on April __, 2001

================================================================================
                                                      Registration No. 333-55026

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 Travelzoo Inc.
             (Exact name of registrant as specified in its charter)

                Delaware                                7373
     (State or other jurisdiction of        (Primary Standard Industrial
     incorporation or organization)          Classification Code Number)

                                   36-4415727
                                (I.R.S. Employer
                              Identification No.)


                       800 West El Camino Real, Suite 180
                             Mountain View, CA 94040
                                  650-943-2400
                                fax 650-943-2433

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              Ralph Bartel                                     Copies to:
         Chief Executive Officer                            Denis P. McCusker
             Travelzoo Inc.                                  Bryan Cave LLP
   800 West El Camino Real, Suite 180                    One Metropolitan Square
         Mountain View, CA 94040                               36th Floor
              650-943-2400                                 St. Louis, MO 63102
            fax 650-943-2433                                  314-259-2455
 (Name and address of agent for service)                    fax 314-259-6580


             ------------------------------------------------------

     Approximate   date  of   commencement   of   proposed   sale   to   public:
_________________________________.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                               [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]

                         CALCULATION OF REGISTRATION FEE

======================================== ================= ================= ======================= =====================
                                                               Proposed
                                                               maximum
                                                              aggregate         Proposed maximum          Amount of
 Title of each class of securities to      Amount to be     offering price     aggregate offering      registration fee
             be registered                  registered         per unit              price                  (1)(2)
---------------------------------------- ----------------- ----------------- ----------------------- ---------------------
      Common Stock, no par value            19,425,147           N/A                $643,527                 $170
======================================== ================= ================= ======================= =====================


(1) Pursuant to Rule 457(f)(2), the registration fee has been calculated on the basis of the book value of the securities offered hereby, computed on a pro forma basis as of the consummation of the merger described herein.

(2)  Registration   fee  previously   paid  with  the  initial  filing  of  this
     Registration Statement on February 5, 2001


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL __, 2001


                            Travelzoo.com Corporation
                       800 West El Camino Real, Suite 180
                             Mountain View, CA 94040

                      Notice of Special Meeting of Members
                                  , 2001 at am
                              at ,

To the members of Travelzoo.com Corporation:

     We will hold a special meeting of the members (stockholders) of Travelzoo.com Corporation, a corporation organized under the International Business Companies Act of the Bahamas, on [_________], 2001 at ______a.m. [_________] Time, at [___________________], for the following purposes:

     1. To consider and vote upon an Agreement and Plan of Merger dated January 19, 2001 between Travelzoo.com Corporation and Travelzoo Inc., a Delaware corporation, under which Travelzoo.com Corporation will be merged into Travelzoo Inc.; and

     2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Earlier this year, we determined that our operations should be combined with those of our affiliate, Silicon Channels Corporation. Silicon Channels was 100% owned by Ralph Bartel, who currently owns 52% of our stock. On January 22, 2001, Mr. Bartel contributed all the outstanding shares of Silicon Channels to Travelzoo Inc. in exchange for 42% of the stock of Travelzoo Inc. and options to acquire up to ____% of Travelzoo Inc. Upon consummation of the proposed merger, Mr. Bartel's ownership interest in the surviving entity will increase to 72% and the ownership interests of our other stockholders will be diluted proportionately.

     The proposed merger is described in the attached proxy statement and prospectus. The merger will accomplish our goal of combining our operations with those of Silicon Channels, now a subsidiary of Travelzoo Inc. The stock of Travelzoo Inc. after the merger, unlike the stock of Travelzoo.com Corporation you currently hold, will be redeemable if you withdraw your consent to receive communications electronically from Travelzoo, as more fully described in the attached proxy statement and prospectus. Holders of record of Travelzoo.com Corporation common stock at the close of business on , 2001, the record date, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. The approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Since Mr. Bartel, the holder of a majority of the shares, has indicated that he will vote for approval of the merger, approval is assured.

     We consider your vote to be very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. We encourage you to vote on the Internet as described in the attached proxy statement and prospectus. You may also complete and return the form of proxy included with the proxy statement and prospectus, or you may cast your vote in person at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

By Order of the Board of Directors,

TRAVELZOO.COM CORPORATION

Ralph Bartel
President and Secretary
                          , 2001

                                TABLE OF CONTENTS


Questions and Answers About The Merger.........................................1
Summary........................................................................4
Selected Combined Historical and Pro Forma  Financial Data.....................7
Risk Factors...................................................................8
Forward-Looking Statements....................................................16
The Merger....................................................................17
The Merger Agreement..........................................................21
The Special Meeting...........................................................23
Rights of Dissenters..........................................................25
Information About Travelzoo...................................................26
Legal Proceedings.............................................................34
Market for Our Common Stock...................................................34
Management's Discussion and Analysis of
   Financial Condition and Results of Operations..............................35
Voting Securities and Principal Holders.......................................42
Management....................................................................43
Certain Transactions Between Travelzoo and Its Affiliates ....................45
Travelzoo Delaware Charter and by-Laws........................................48
Description of Capital Stock..................................................48
Book-Entry Share Ownership....................................................50
Indemnification of Directors and officers.....................................50
Comparative Rights of Stockholders............................................51
Where You Can Find Additional Information.....................................59
Legal Opinion.................................................................59
Experts.......................................................................59
Index to Combined Financial Statements.......................................F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

What is the transaction on           We are asking the members (stockholders) to
  which we are voting?                  approve  the  merger  of   Travelzoo.com
                                        Corporation,    the   existing   Bahamas
                                        corporation,  which  we  call  Travelzoo
                                        Bahamas,  into  Travelzoo  Inc.,  a  new
                                        Delaware  corporation,   which  we  call
                                        Travelzoo  Delaware.  Travelzoo  Bahamas
                                        will no  longer  exist  and the  current
                                        stockholders   will,  by  following  the
                                        procedures   specified   in  the  merger
                                        agreement,    become   stockholders   of
                                        Travelzoo Delaware. Travelzoo Delaware will continue to operate the business now operated by Travelzoo Bahamas.

Why are you proposing the            The merger will accomplish  three goals for
  merger?                               Travelzoo:

                                     o provide our stockholders with properly registered and freely tradable shares;

                                     o allow Travelzoo to become incorporated in the United States; and

                                     o  combine  our  operations   with  Silicon
                                        Channels Corporation.

                                     We consider  it in the  best  interests  of
                                        Travelzoo  to  be  incorporated  in  the
                                        United  States,  and have  decided  that
                                        Delaware is the most suitable  state for
                                        incorporation.   Delaware  is  the  most
                                        common state of incorporation for public
                                        companies  in  the  United  States.   In
                                        addition,    we    believe    that   the
                                        corporation  laws of  Delaware  are well
                                        defined and will  provide a  predictable
                                        framework  under  which  Travelzoo  will
                                        operate.    Travelzoo's    offices   and
                                        operations  are in the United States and
                                        its  stockholders  are  primarily in the
                                        United States.  Also, we have determined
                                        that it would be  desirable  to  combine
                                        the operations of our affiliate, Silicon
                                        Channels    Corporation,     with    our
                                        operations.  Upon  consummation  of  the
                                        merger,  Silicon  Channels  will  be our
                                        wholly-owned subsidiary. Consummation of
                                        the  merger  will have no effect on your
                                        ability   to   exercise   any   remedies
                                        available to you under  federal or state
                                        securities   laws   resulting  from  the
                                        unregistered offering of our shares.

Are my shares of Travelzoo           The original Internet offering of Travelzoo
  registered with the SEC?              common    stock   to   our    "Netsurfer
                                        Stockholders"  was not  registered  with
                                        the   United   States   Securities   and
                                        Exchange  Commission.  Although  the SEC
                                        has not asserted any violation of law by
                                        Travelzoo,  we  understand  that the SEC
                                        takes the position  that the issuance of
                                        shares such as our Netsurfer Stockholder
                                        program  should be  registered  with the
                                        SEC. In connection  with the merger,  we
                                        are  registering the shares of Travelzoo
                                        Delaware  which  we are  offering  under
                                        this  proxy  statement  and  prospectus.
                                        Consummation    of   the    merger   and
                                        registration of our shares will have no effect on your ability to exercise any remedies which may be available to you under federal or state securities laws resulting from the unregistered offering of our shares.

What stockholder vote is required    The approval by the  holders  of at least a
  to approve the merger?                majority  of the  outstanding  shares of
                                        Travelzoo  Bahamas  is  required.  Ralph
                                        Bartel,   the   holder  of  52%  of  the
                                        outstanding    shares,    has    already
                                        indicated  that he will vote to  approve
                                        the  merger,  and the merger has already
                                        been  approved  by  Travelzoo  Delaware,
                                        which   is   controlled   by   Travelzoo
                                        Bahamas. As the majority stockholders of both Travelzoo Bahamas and Travelzoo
                                        Delaware have either indicated approval or approved the merger, approval of the merger is assured. The approval of the remaining stockholders is not necessary to consummate the merger.

How do I vote for the merger?        You  may  vote for  the merger  in  several
                                        ways:

                                        o You may complete a proxy and submit it
                                          via the Internet

                                        o You may print and complete the form of
                                          proxy  which  is  included  with  this
                                          proxy  statement  and  prospectus  and
                                          submit it by mail

                                        o You may attend the special meeting and
                                          vote in person

After the merger is effective,       Since  Delaware law requires us to maintain
  how do I receive my shares in         addresses of our stockholders, you  will
  Travelzoo Delaware?                   be required to provide us with your name
                                        and  address  in order to  receive  your
                                        shares.    Share   ownership   will   be
                                        maintained on a book-entry basis and you will not receive certificates for your shares unless you specifically request them. We will encourage our shareholders to hold their certificates in book entry form.

Will I receive dividends on my       We have not paid dividends on the shares of
  shares? Travelzoo Bahamas and we do not currently intend to pay dividends on the shares of Travelzoo Delaware.

Will my shares of Travelzoo          The shares of  Travelzoo  Bahamas  have not
  Delaware be listed on a stock         been listed on any stock exchange and we
  exchange?                             do not have any immediate  plans to list
                                        the shares of Travelzoo  Delaware on any
                                        stock  exchange.  We hope to apply for a
                                        listing  of  our  common  stock  on  the
                                        Nasdaq stock exchange at such time as we
                                        determine  that we are in a position  to
                                        meet   the    listing    qualifications.
                                        Following  completion of the merger, and
                                        prior to any Nasdaq  listing,  we expect
                                        that the  shares of  Travelzoo  Delaware
                                        will   trade  on  the   over-the-counter
                                        market in the United States.

Can I sell my shares?                Your  shares  of  Travelzoo  Bahamas   were
                                        issued to you without registration under the US securities laws. Accordingly, transfer of those shares is restricted. You may only transfer them pursuant to a specific exemption from registration.

                                     Shares of Travelzoo Delaware issued in  the
                                        merger will be registered with the SEC and may be transferred, although we cannot assure you that there will be an active market for the shares.

How do I know what my shares         There  has  been  no active  market for the
  are worth?                            shares of Travelzoo Bahamas,  and we are
                                        unable to predict  what the price of the
                                        shares of common stock would be if there
                                        were such an   active  market. Financial
                                        statements of Travelzoo are included in this proxy statement and prospectus.

What are the tax consequences        In most cases,  the exchange of your shares
  of the merger to me?                  in  Travelzoo   Bahamas  for  shares  in
                                        Travelzoo Delaware should be tax-free to you for US federal income tax purposes.
                                        To review the tax consequences in more detail, see page 19. You should also consult your tax advisor.

Where can I find additional          You  can  find    additional    information
 information about the merger?          concerning       the      merger      at
                                        http://www.travelzoo.com/delaware.

Can I change my vote after I have    Yes.  You can change your vote at any  time
  mailed my signed proxy card?          before   your  proxy  is  voted  at  the
                                        special meeting in several ways. You can submit a new proxy, on the Internet by mail, bearing a later date or send a written notice stating that you are revoking your proxy. You must submit your notice of revocation or your new proxy to the Secretary of Travelzoo.com
                                        Corporation  at 800 West El Camino Real,
                                        Suite  180,  Mountain  View,  California
                                        94040. You can also revoke a proxy by attending the special meeting and voting in person.

                                     SUMMARY

     This summary highlights information contained elsewhere in this proxy statement and prospectus. This summary may not contain all of the information that is important to you. You should read the entire proxy statement and prospectus and attachments carefully, especially the merger agreement. References to "we," "our" and "us" refer to either Travelzoo Bahamas or Travelzoo Delaware, as the context indicates.

Travelzoo

     Travelzoo provides online marketing services for the travel industry. Our website, www.Travelzoo.com, and our Travelzoo Top 20 newsletter enable travel companies to promote their special offers in a fast, flexible and cost-effective manner. More than 150 companies use our services. Our customers include Alamo Rent-A-Car, American Airlines Vacations, Budget Rent A Car, Hertz, Holiday Inn, Lowestfare.com, Park Place Entertainment, Starwood Hotels and United Airlines. Our offices are located at 800 West El Camino Real, Suite 180, Mountain View, California 94040. Our telephone number is (650) 943-2400.

Revenues and Profitability

     Our revenues are primarily derived from advertising fees on our website. Revenues have grown from approximately $84,000 for the period from May 21, 1998 (inception) to December 31, 1998, to approximately $3.9 million for the year ended December 31, 2000. Our pre-tax income increased from approximately $35,000 in the period ended December 31, 1998 to approximately $750,000 for the year ended December 31, 2000. Our net income increased from approximately $29,000 for the period ended December 31, 1998 to approximately $362,000 for the year ended December 31, 2000. Excluding nonrecurring merger expenses, our pre-tax income and net income for the year ended December 31, 2000 was $981,000 and $593,000, respectively.

Our Market Opportunity

     We believe that the Internet provides better opportunities for the advertising of special travel offers, and that the industry has not yet taken full advantage of these opportunities. We believe we are in a position to become a leading provider of online marketing solutions for the travel industry, primarily because:

     o    We have established a successful and profitable identity in the market

     o    We have built a high quality client base which continues to grow

     o    Our solution allows travel companies to:

          o    update their listings at any time

          o    remove offers which have sold out

          o have real-time performance tracking so they can optimize their campaigns.

Our History

     Travelzoo was founded by Ralph Bartel in 1998 as a Bahamas corporation. Following the organization of Travelzoo in 1998, we issued shares in Travelzoo to approximately 700,000 visitors who registered on our website.

     We believe that our offering was the first offering of "free shares" over the Internet. Mr. Bartel, who was a resident of Germany at the time, was not advised by U.S. securities counsel and believed that the offering of the shares could be made without any registration or qualification with the U.S. Securities and Exchange Commission or other regulatory body since no payment was received for the shares. However, the SEC takes the position that programs for issuing shares such as our Netsurfer Stockholder program should be registered with the SEC. See "Information About Travelzoo" on page 26 for a more thorough discussion of the Netsurfer Stockholder program and its consequences. In connection with the merger, we are registering the shares to be offered in the merger under the U.S. Securities Act.

     Silicon Channels Corporation, formerly an affiliate of Travelzoo Bahamas, performs all operation services with respect to the Travelzoo.com website in return for 50% of the income before taxes generated from the operation of the Travelzoo.com website. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website are owned by Silicon Channels. As the Travelzoo business continued to grow, the Board of Directors determined that it would be advisable to combine Silicon Channels with Travelzoo. On January 22, 2001, pursuant to an agreement between Travelzoo and Silicon Channels, and based on a fairness opinion received from an independent investment banking firm as discussed below under "Certain Transactions Between Travelzoo And Its Affiliates--Silicon Channels Corporation" on page 45, Mr. Bartel contributed the shares of Silicon Channels to a newly formed Delaware corporation, Travelzoo Delaware, which was a wholly-owned subsidiary of Travelzoo Bahamas. Silicon Channels continues to conduct its business as a wholly-owned subsidiary of Travelzoo Delaware. Travelzoo Delaware is now owned 58% by Travelzoo Bahamas and owned 42% by Ralph Bartel and will be the surviving corporation in the merger as described below.

The Merger

     We are asking the stockholders of Travelzoo Bahamas to approve the merger of Travelzoo Bahamas with and into Travelzoo Delaware. Travelzoo Delaware has already approved the merger. In the merger, the stockholders of Travelzoo Bahamas who follow the procedures specified in the merger agreement will receive one share of common stock of Travelzoo Delaware for each share of common stock of Travelzoo Bahamas they hold. The stock of Travelzoo Delaware after the merger, unlike the stock of Travelzoo Bahamas you currently hold, will be redeemable if you withdraw your consent to receive communications electronically from Travelzoo, as more fully described in the section entitled "Description of Capital Stock" on page 48. You will be required to provide us with a mailing address, because Delaware law requires that we provide certain notices to our stockholders by mail.

The Special Meeting; Shares Entitled to Vote

     Our special stockholder meeting will be held at [_________] on [_________], 2001 at [__]. The board of directors has fixed [_________], 2001 as the record date for determining the stockholders who are eligible to vote at the meeting. A majority of the outstanding shares of our common stock must be present at the meeting in person or by proxy, and holders of at least a majority of the outstanding shares of our common stock must vote to approve the merger in order for the merger to be completed. Ralph Bartel, who holds approximately 52% of the outstanding shares of our common stock, has indicated that he intends to vote in favor of the merger. See "The Special Meeting" on page 23.

Risk Factors

     See "Risk Factors," starting on page 8, to read about factors you should consider with respect to your vote on the merger.

Dissenters' Rights of Appraisal

     Any of our stockholders who disapprove of the proposed transaction and follow the dissent procedure under Section 82 of the Bahamas International Business Companies Act 2000 may be entitled to receive payment of the fair value of their shares. For a more detailed explanation of these rights, see "Rights of Dissenters" on page 25.

Tax Consequences of the Transaction

     In most cases, stockholders who exchange their shares in Travelzoo Bahamas for shares in Travelzoo Delaware should not recognize income, gain or loss for United States federal income tax purposes in connection with the exchange. See "Material United States Federal Income Tax Consequences" on page 19.

Accounting Treatment of the Transaction

     The merger will be accounted for similar to a pooling-of-interests under the "as if pooling" method for combinations of entities under common control. Under this method of accounting, each of Travelzoo Bahamas' and Travelzoo Delaware's historical recorded assets and liabilities will be carried forward to the combined company at their historical cost. In addition, the operating results reported in the combined financial statements of Travelzoo.com Corporation and affiliate presented elsewhere in this proxy statement and prospectus will become the historical results of operations for Travelzoo Delaware. Costs of the merger are charged to operations as incurred.

                   SELECTED COMBINED HISTORICAL AND PRO FORMA
                                 FINANCIAL DATA

     The following selected financial data presents the combined historical financial data of Travelzoo.com Corporation and its affiliate, Silicon Channels Corporation. The combined financial data represents the historical financial data of our business conducted by entities founded by the principal stockholder, Ralph Bartel.

     The selected combined financial data as of December 31, 2000, 1999 and 1998, and for each of the years in the two-year period ended December 31, 2000, and the period from May 21, 1998 (inception) to December 31, 1998 are derived from the combined financial statements of Travelzoo.com Corporation and affiliate, which financial statements have been audited by KPMG LLP, independent certified public accountants. The combined financial statements as of December 31, 2000 and 1999 and for the periods ended December 31, 2000, 1999 and 1998, and the auditors' report thereon, appear elsewhere in this proxy statement and prospectus. The selected combined financial data should be read in conjunction with the Travelzoo.com Corporation and affiliate combined financial statements and the related notes thereto included elsewhere in this proxy statement and prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," starting on page 35. The pro forma per share data is unaudited and is calculated on a basis that reflects the effect of events that have occurred or will occur in connection with the consummation of the mergers as described in Note 10 to the combined financial statements of Travelzoo.com Corporation and affiliate appearing elsewhere in this proxy statement and prospectus.


                                        Period from May 21,
                                        1998 (inception) to     Year ended        Year ended
Combined Statements of                     December 31,         December 31,      December 31,
  Operations                                   1998                1999               2000
                                        -------------------- ------------------ ------------------

Revenues:
  Advertising                              $     57,327              893,244          3,852,066
  Commissions                                    26,774               61,015             97,451
                                        -------------------- ------------------ ------------------
         Total revenues                          84,101              954,259          3,949,517
Cost of revenues                                 25,362              132,803            282,195
                                        -------------------- ------------------ ------------------
         Gross profit                            58,739              821,456          3,667,322
                                        -------------------- ------------------ ------------------
Operating expenses:
  Sales and marketing                             1,595              350,720          1,484,495
  General and administrative                     22,046              326,686          1,201,982
  Merger expenses                                    --                   --            231,303
                                        -------------------- ------------------ ------------------
         Total operating expenses                23,641              677,406          2,917,780
                                        -------------------- ------------------ ------------------
         Income before income taxes              35,098              144,050            749,542
Income taxes                                      6,213               38,646            387,856
                                        -------------------- ------------------ ------------------
         Net income                        $     28,885              105,404            361,686
                                        ==================== ================== ==================
Pro forma per share data:
Pro forma  basic and diluted net income
  per share                                $      --                     .01               .02
                                        ==================== ================== ==================
Shares used in computing pro forma
  basic net income per share                  9,431,741           19,323,064         19,372,791
                                        ==================== ================== ==================
Shares used in computing pro forma
  diluted net income per share                9,431,741           19,355,147         19,466,810
                                        ==================== ================== ==================

Combined Balance Sheet Data:            As of December 31,   As of December 31,  As of December 31,
                                        -------------------- ------------------ ------------------
                                               1998                1999               2000
                                        -------------------- ------------------ ------------------
Working capital                            $     78,172              171,282            185,734
Total assets                                    107,051              404,796          1,555,506
Long-term debt                                       --                   --                 --
Stockholders' equity                             88,885              194,289            574,148


                                  RISK FACTORS

     You should carefully consider the risk factors listed below and the other information contained in this proxy statement and prospectus before deciding to vote for the merger. Investing in our common stock involves a high degree of risk. Any or all of the risks listed below could have a material adverse effect on our business, our quarterly and annual operating results or financial condition, which could cause the market price of our stock to decline or cause substantial volatility in our stock price, in which event the value of your common stock could decline. You should also keep these risk factors in mind when you read forward-looking statements. We have identified all of the material risks which we believe may affect our business and the principal ways in which we anticipate that they may affect our business or financial condition.

Risks Related to Our Financial Condition and Business Model

Our limited operating history makes our business difficult to evaluate.

     We were incorporated and began generating revenues in May 1998. Accordingly, we have only a limited operating history for you to consider in evaluating our business. As a new company, we face risks and uncertainties relating to our ability to successfully implement our business plan. You must consider the risks, expenses and uncertainties which can materially affect the business of an early stage company like ours. These risks include uncertainty whether we will be able to:

     o    increase awareness of the Travelzoo brand;

     o attract and retain additional travel companies to list their special offers with us;

     o    attract additional Internet users to www.Travelzoo.com;

     o    increase the functionality of our products and services;

     o    maintain our current, and develop new, business relationships;

     o    respond effectively to competitive pressures; and

     o    continue to develop and upgrade our technology.

We cannot assure you that we will sustain profitability.

     Although we have been profitable for nine consecutive quarters, there is no assurance that we will continue to be profitable. We forecast our future expense levels based on our operating plans and our estimates of future revenues. We may find it necessary to accelerate expenditures relating to our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among travel companies and Internet users. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to sustain profitability. In this case, the value of your shares could be reduced.

Fluctuations in our operating results may negatively impact our stock price.

     Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

     o mismatches between resource allocation and customer demand due to difficulties in predicting customer demand in a new market;

     o changes in general economic conditions that could affect marketing efforts generally and online marketing efforts in particular;

     o    the magnitude and timing of marketing initiatives;

     o    the maintenance and development of our strategic relationships;

     o the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

     o    our ability to attract and retain key personnel;

     o    our ability to manage our anticipated growth and expansion;

     o    our ability to attract traffic to our website; and

     o technical difficulties or system downtime affecting the Internet generally or the operation of our products and services specifically.

In addition, we plan to significantly increase our operating expenses to expand our sales and marketing, administration, maintenance and technical support and research and development groups. If revenues fall below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall.

Our business model is unproven and may not be adaptable to a changing market.

     Our current revenue model depends on listing fees from travel companies using our website. Our revenue model and profit potential are unproven. If current customers decide not to continue listing their special offers with us and we are unable to replace them with new customers, our business may be adversely affected. To be successful, we must provide online marketing solutions that achieve broad market acceptance by travel companies. In addition, we must attract sufficient Internet users with attractive demographic characteristics to our website. It is possible that we will be required to further adapt our business model in response to additional changes in the online advertising market or if our current business model is not successful. If we are not able to anticipate changes in the online advertising market or if our business model is not successful, our business could be materially adversely affected which could reduce the value of your shares.

We may not be able to obtain sufficient funds to grow our business and any additional financing may be on terms adverse to your interests.

     We intend to continue to grow our business, and intend to fund our current operations, our anticipated growth and the costs of the proposed merger from the cash flow generated from our operations and our retained earnings. However, these sources may not be sufficient to meet our needs. We may not be able to obtain additional financing on commercially reasonable terms, or at all.

     If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business and the value of your shares.

     If we choose to raise additional funds through the issuance of equity securities, you may experience significant dilution of your ownership interest, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions.

Our business may be sensitive to recessions.

     The demand for online marketing solutions may be linked to the level of economic activity and employment in the U.S. and abroad. Specifically, our business is dependent on the amount of travel by consumers and the spending of travel companies. A recession could decrease consumer travel and cause travel companies to reduce or postpone their marketing spending generally, and their online marketing spending in particular. If a significant economic downturn or recession occurs in the U.S. or abroad, our business and the value of your shares could be materially adversely affected.

There has been no active market for our shares.

     Since our shares have not been registered with the U.S. Securities and Exchange Commission or listed on any stock exchange, there has been no active market for our shares. We cannot assure you that an active market for the shares of Travelzoo Delaware will develop following completion of the merger. If no market develops, stockholders will not be able to readily sell their shares. In addition, if there is an absence of an active market, the large number of Travelzoo stockholders and shares outstanding that will likely exist following the merger may also affect the ability of a stockholder to sell shares of Travelzoo and the price of the shares.

We are controlled by a principal stockholder.

     Ralph Bartel, who founded Travelzoo and who is our Chairman of the Board, Chief Executive Officer, President and Secretary, is our largest stockholder, holding approximately 52% of our outstanding shares prior to the merger. Mr. Bartel will hold approximately 72% of our outstanding shares upon consummation of the merger with options to increase his percentage ownership to 75% on a fully-diluted basis, assuming all outstanding shares of Travelzoo Bahamas are exchanged for shares of Travelzoo Delaware. Through his share ownership, he will be in a position to control Travelzoo and to elect our entire board of directors.

Investors may face significant restrictions on the resale of our stock due to federal penny stock regulations

     Because there has been no active market for our shares, we cannot predict the prices at which our shares may trade. If our shares trade at less than five dollars per share, since the shares will not initially be listed on a recognized national exchange or on NASDAQ, our common stock may be deemed to be a "penny stock" under Rule 3a51-1 under the Securities Exchange Act of 1934. Compliance with the requirements governing penny stocks may make it more difficult for investors in our common stock to resell their shares to third parties or to otherwise dispose of them.

     Section 15(g) of the Exchange Act, and Rule 15g-2 under the Exchange Act, require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 promulgated under the Securities Exchange Act of 1934 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

We may face significant costs with respect to the redemption of our common stock.

     Our certificate of incorporation provides that Travelzoo may redeem the stock of any stockholder who revokes consent to receipt of electronic communications or who fails to give such consent. This provision was designed to protect Travelzoo from incurring the costs of providing paper copies of communications to our hundreds of thousands of stockholders. However, if a large number of stockholders revoke consent to receipt of electronic communications or fail to give such consent upon becoming a stockholder, we may face significant costs relating to the redemption of these shares. These redemptions may drain our resources and may have a materially adverse effect on our business and the value of our shares. Alternatively, if we decide not to redeem the stock upon revocation of consent, we may face significant costs for delivery and production of paper copies of communications to those stockholders who revoke or fail to give consent to electronic communications from Travelzoo. These costs could also have a materially adverse effect on our business and the value of your shares.

Risks Related to Our Markets and Strategy

The Internet is not a proven marketing medium.

     The future of our business is dependent on the ongoing acceptance by travel companies of the Internet as an effective marketing tool, and on the ongoing acceptance by consumers of the Internet as a source for valuable information on offers from travel companies. The online advertising market is new and rapidly evolving, and we do not yet know how effective online advertising is compared to traditional advertising methods. The adoption of online marketing by travel companies, particularly among those that have historically relied upon traditional advertising methods, requires the acceptance of a new way of conducting business, marketing and advertising. Many of our potential customers have little or no experience using the Internet as a marketing tool, and not all Internet users have experience using the Internet to look for travel offers. As a result, we cannot be sure that we will be able to effectively compete with traditional advertising methods. If we are unable to compete with traditional advertising methods, our business and results of operations and the value of your shares could be materially adversely affected.

We will only be able to execute our business model if use of the Internet grows.

     If Internet usage does not continue to grow, our business could be adversely affected. Internet usage may be inhibited by any of the following factors:

     o the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

     o    websites   may  not  be  able  to  provide   adequate   security   and
          authentication of confidential information contained in transmissions over the Internet; and

     o the Internet industry may not be able to adequately respond to privacy concerns of potential users. Our business model anticipates continued growth in Internet usage. If Internet usage does not continue to grow, we may not be able to meet our business objectives, which could decrease the value of your shares.

We may not be able to develop awareness of our brand name.

     We believe that continuing to build awareness of the Travelzoo brand name is critical to achieving widespread acceptance of our business. Brand recognition is a key differentiating factor among providers of online marketing solutions, and we believe it could become more important as competition in the online advertising industry increases. In order to maintain and build brand awareness, we must succeed in our marketing efforts, provide high quality services and increase the number of Internet users with favorable demographics using Travelzoo. If we fail to successfully promote and maintain our brand, incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, or encounter legal obstacles which prevent our continued use of our brand name, our business and the value of your shares could be materially adversely affected.

We may not be able to successfully introduce new products and services.

     We expect to introduce new and enhanced products and services in order to generate additional revenues, attract and retain more travel companies as customers, attract more Internet users to our website and respond to competition. We plan to launch a service for online marketing of movies and local events. While we have experience with online marketing, our previous experience has been tailored to the travel industry. We have no previous experience with products in the entertainment industry. We must develop this expertise in order to successfully integrate this new product into our business. Any new product or service we introduce that is not favorably received could damage our reputation and the perception of our brand name. The failure of our new products and services to achieve market acceptance and generate revenue could result in a material adverse effect on our business and the value of your shares.

We will not be able to attract travel companies or Internet users if we do not continually enhance and develop the content and features of our products and services.

     To remain competitive, we must continually improve the responsiveness, functionality and features of our products and services. We may not succeed in developing features, functions, products or services that travel companies and Internet users find attractive. This could reduce the number of travel companies and Internet users using www.Travelzoo.com and materially adversely affect our business and the value of your shares.

We   may  lose  business  if  we  fail  to  keep  pace  with  rapidly   changing
     technologies and customer needs.

     Our success is dependent on our ability to develop new and enhanced software, services and related products to meet rapidly evolving technological requirements for online marketing solutions. Our current technology may not meet the future technical requirements of travel companies. Trends that could have a critical impact on our success include:

     o    rapidly changing technology in online marketing;

     o evolving industry standards, including both formal and de facto standards relating to online marketing;

     o    developments and changes relating to the Internet;

     o    competing  products and services that offer  increased  functionality;
          and

     o    changes in travel company and Internet user requirements.

     If we are unable to timely and successfully develop and introduce new products and enhancements to existing products in response to our industry's changing technological requirements, our business and the value of your shares could be materially adversely affected.

Our business and growth will suffer if we are unable to hire and retain highly skilled personnel.

     Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. Competition for highly skilled employees is intense, particularly in the Internet industry. We may be unable to retain our skilled employees or attract, assimilate and retain other highly skilled employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we are unable to hire and retain skilled personnel, our growth may be restricted, the quality of our products and services reduced and the value of your shares reduced.

We may not be able to effectively manage our expanding operations.

     We have recently experienced a period of rapid growth. In order to execute our business plan, we must continue to grow significantly. As of March 31, 2001, we had 14 employees. We expect that the number of our employees will continue to increase for the foreseeable future. This growth has placed, and our anticipated future growth combined with the requirements we face as a public company will continue to place, a significant strain on our management, systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. We may not succeed in these efforts. Our inability to expand our operations in an efficient manner could cause our expenses to grow disproportionately to revenues, our revenues to decline or grow more slowly than expected and otherwise have a material adverse effect on our business and the value of your shares.

Intense competition may adversely affect our ability to achieve or maintain market share and operate profitably.

     We compete with large Internet portal sites, such as About.com, America Online, Excite, Lycos, MSN and Yahoo!, that offer listings or other advertising opportunities for travel companies These companies have significantly greater financial, technical, marketing and other resources and larger client bases than we do. We also compete with smaller sites that specialize in listing last-minute offers or list deals for free, such as Lastminutetravel.com and Smarterliving.com. In addition, we compete with newspapers, magazines and other traditional media companies that provide online advertising. We expect to face additional competition as other established and emerging companies, including print media companies, enter the online advertising market.

     We believe that there will be rapid business consolidation in the online advertising industry. Accordingly, new competitors may emerge and rapidly acquire significant market share. The development of competing technologies by market participants or the emergence of new industry standards may also adversely affect our competitive position. Competition could result in reduced margins on our services, loss of market share or less use of Travelzoo by travel companies and consumers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business could be materially adversely affected.

Loss of any of our key management personnel could negatively impact our business.

     Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Ralph Bartel, our Chairman, President, Chief Executive Officer and Secretary. The loss or departure of any of our officers or key employees could materially adversely affect our ability to implement our business plan. We do not maintain key person life insurance for any member of our management team. In addition, we expect new members to join our management team in the future. These individuals will not previously have worked together and will be required to become integrated into our management team. If our key management personnel are not able to work together effectively or successfully, our business could be materially adversely affected.

Risks Related to the Internet and Our Technology Infrastructure

We may experience reduced visitor traffic, reduced revenue and harm to our reputation in the event of unexpected network interruptions caused by system failures.

     Our servers and software must be able to accommodate a high volume of traffic. Any substantial increase in demands on our servers will require us to expand and adapt our network infrastructure. If we are unable to add additional software and hardware to accommodate increased demand, we could experience unanticipated system disruptions and slower response times. Any catastrophic failure at our co-location facility could prevent us from serving our web traffic for up to several days, and any failure of our Internet service provider may adversely affect our network's performance. Our clients may become dissatisfied by any system failure that interrupts our ability to provide our products and services to them or results in slower response times. We do not maintain business interruption insurance. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of our products and services or a decrease in responsiveness of our services could result in reduced revenue and could materially adversely affect our reputation and brand.

Breaches of our network security could be costly.

     A significant barrier to confidential communications over the Internet has been the need for security. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If unauthorized persons penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. In addition, we may be liable to customers or Internet users who experience losses or damages due to our security failures. As a result, security breaches could have a material adverse effect on our business and the value of your shares.

Computer viruses may cause our systems to incur delays or interruptions and may adversely affect our business.

     Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease. Any of these events could materially adversely affect our business and the value of your shares.

We may not be able to access third party technology upon which we depend.

     We use technology and software products from third parties including Microsoft. In light of the rapidly evolving nature of Internet technology, we may increasingly need to rely on technology from other vendors. Technology from our current or other vendors may not continue to be available to us on commercially reasonable terms, or at all. Our business will suffer if we are unable to access this technology, to gain access to additional products or to integrate new technology with our existing systems. This could cause delays in our development and introduction of new services and related products or enhancements of existing products until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our business and the value of your shares could be materially adversely affected.

Risks Related to Legal Uncertainty

We  may  become  subject  to   burdensome   government   regulations  and  legal
   uncertainties  affecting   the  Internet  which  could  adversely  affect our
   business.

     To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business, prevent us from delivering our products and services over the Internet or slow the growth of the Internet. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include:

     o    user privacy;

     o    consumer protection;

     o    copyright, trademark and patent infringement;

     o    pricing controls;

     o    characteristics and quality of products and services;

     o    sales and other taxes; and

     o    other claims based on the nature and content of Internet materials.

We may be unable to protect our registered trademark or other proprietary intellectual property rights.

     Our success depends to a significant degree upon the protection of the Travelzoo brand name. We rely upon a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual arrangements to protect our intellectual property rights. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information.

     The U.S. Patent and Trademark Office registered the trademark for "Travelzoo" on January 23, 2001. If we are unable to protect our rights in the mark, a key element of our strategy of promoting Travelzoo as a brand could be disrupted and our business could be adversely affected. See "Business--Intellectual Property." We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of other countries in which we may market our services in the future are uncertain and may afford little or no effective protection of our intellectual property. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology and brand name without paying us for them. If this were to occur, our business could be materially adversely affected.

We may face liability from intellectual property litigation that could be costly to prosecute or defend and distract management's attention with no assurance of success.

     We cannot be certain that our products, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We expect that infringement claims in our markets will increase in number as more participants enter the markets. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit, and such claims could result in a significant diversion of the efforts of our management personnel. Successful infringement claims against us may result in monetary liability or a material disruption in the conduct of our business.

We   may be liable as a result of information retrieved from or transmitted over the Internet.

     We may be sued for defamation, negligence, copyright or trademark infringement or other legal claims relating to information that is published or made available on www.Travelzoo.com, the Travelzoo Top 20 newsletter and the other sites linked to our website. These types of claims have been brought, sometimes successfully, against online services in the past. The fact that we distribute our Travelzoo Top 20 newsletter and other information via email may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not liable. If any of these events occur, our business and the value of your shares could be materially adversely affected.


                           FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information About Travelzoo" and elsewhere in this proxy statement and prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this proxy statement and prospectus that are not historical facts. When used in this proxy statement and prospectus, the words "expect," "project," "anticipate," "believe," "estimate," "intend," "plan," "seek" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed under "Risk Factors" and elsewhere in this proxy statement and prospectus. We cannot guarantee any future levels of activity, performance or achievements. We will update these forward-looking statements, to the extent required by law, to reflect material changes in the information previously disclosed.

                                   THE MERGER

Background

     Travelzoo.com Corporation was incorporated on May 21, 1998 in the Commonwealth of The Bahamas under The International Business Companies Act of 1989. Ralph Bartel, our Chairman of the Board and President, was initially our sole stockholder. In 1998 we offered shares in Travelzoo to visitors who registered on our website, resulting in approximately 700,000 "Netsurfer Stockholders," each of whom received three shares plus up to an additional seven shares for referrals. The number of shares held by each Netsurfer Stockholder has been doubled as a result of a two-for-one stock split which we effected in December 2000.

     The grant of the shares to the Netsurfer Stockholders was made without any registration or qualification with the U.S. Securities and Exchange Commission or other regulatory body. We understand that the SEC takes the position that programs for issuing shares such as our Netsurfer Stockholder program should be registered with the SEC. We are registering the shares to be offered in the merger under the U.S. Securities Act. This proxy statement and prospectus is a part of that registration statement.

     Silicon Channels Corporation, an affiliate of Travelzoo Bahamas and wholly-owned by Ralph Bartel, did business under the name "Travelzoo.com Sales, Inc." Pursuant to an agreement dated January 2, 1999, Silicon Channels agreed to perform all operation services with respect to the Travelzoo.com website in return for 50% of the income before taxes generated from the operation of the Travelzoo.com website. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website were owned by Silicon Channels.

     In November 1999, as the business of Travelzoo became established, and following election of a Board of Directors consisting primarily of independent directors, the Board of Directors discussed the advisability of reorganizing the business so that all of the operations previously conducted through Travelzoo Bahamas and Silicon Channels would be conducted through a single company, which would be organized as a corporation in the United States. At the same time, the board also considered the advisability of effecting a registration with the United States Securities and Exchange Commission of its outstanding shares, including the shares which had been issued to the Netsurfer Stockholders. Before structuring the combination of Travelzoo Bahamas and Silicon Channels, in July 2000, the Board of Directors of Travelzoo Bahamas determined that it would be advisable to obtain an opinion regarding the fairness of the combination to the Travelzoo Bahamas stockholders. The board also decided to form an independent committee in order to consider and approve the combination. After evaluating the proposals of various investment banking firms, the Travelzoo Bahamas Board of Directors selected The Mentor Group to deliver the fairness opinion.

     The independent committee of the Board of Directors of Travelzoo Bahamas considered various structures for the combination. Based on The Mentor Group's evaluation of both companies, it was determined that a combination of the two entities would result in Ralph Bartel owning approximately 75% of the combined operations. In order to achieve the suggested 75% ownership interest for Mr. Bartel, in November 2000, the independent committee made the decision to offer Mr. Bartel a combination of stock and options in Travelzoo Bahamas in exchange for his shares of Silicon Channels. The independent committee felt the combination of stock and options would be a motivational tool for Mr. Bartel to continue the growth of Travelzoo. Silicon Channels would then be operated as a wholly-owned subsidiary of Travelzoo Bahamas and merged into Travelzoo Bahamas upon our domestication and registration of our shares with the SEC. Over the course of several weeks during November, 2000, the independent committee and Mr. Bartel reached an agreement that Mr. Bartel would contribute all the issued and outstanding stock of Silicon Channels to Travelzoo Bahamas in exchange for

7,769,274 shares of Travelzoo Bahamas' common stock and an option to acquire 2,118,348 shares of Travelzoo Bahamas' common stock at an exercise price of $1.00 per share.

     However, in December 2000, upon the advice of tax counsel, the initial agreement between the independent committee and Mr. Bartel was modified to reflect that Mr. Bartel's stock would be contributed to a newly formed subsidiary of Travelzoo Bahamas, Travelzoo Delaware, in exchange for stock in Travelzoo Delaware. Mr. Bartel was to contribute all of the issued and outstanding stock of Silicon Channels in exchange for 8,129,273 shares of Travelzoo Delaware and the option to purchase 2,158,349 shares of Travelzoo Delaware at an exercise price of $1.00 per share. Under the revised structure, Silicon Channels would be operated as a wholly-owned subsidiary of Travelzoo Delaware. Then, upon consummation of the merger of Travelzoo Bahamas and Travelzoo Delaware, Silicon Channels would remain a wholly-owned subsidiary of the domesticated surviving entity. The number of shares of Travelzoo Delaware issued to Mr. Bartel was determined so that Mr. Bartel would own approximately 75% of the surviving entity on a fully-diluted basis.

     On January 18, 2001, The Mentor Group issued its fairness opinion on the revised structure. A copy of the opinion is attached as Annex F hereto. After considering the opinion provided by The Mentor Group as discussed under "Exchange of Shares of Silicon Channels" on page 45, the board approved the acquisition of Silicon Channels by Travelzoo Delaware in exchange for shares of common stock of Travelzoo Delaware and options to purchase shares of common stock of Travelzoo Delaware. This transaction occurred on January 22, 2001. The board also approved the transactions described in this proxy statement and prospectus, including the merger of Travelzoo Bahamas into Travelzoo Delaware.

Merger with Travelzoo Delaware

     We are now proposing that Travelzoo Bahamas be merged into Travelzoo Delaware. We believe that it is in the best interests of our company and our stockholders that Travelzoo be incorporated in the United States, and have decided that Delaware is the most suitable state for incorporation. Delaware is the most common state of incorporation for public companies in the United States. In addition, we feel the laws of Delaware with respect to corporations which will govern Travelzoo are well defined and will provide a predictable framework under which Travelzoo may operate. The merger will also accomplish the combination of our operations with those of Silicon Channels.

     In connection with the merger, we are filing a registration statement with the SEC relating to the shares of Travelzoo Delaware which will be issued in the merger. As discussed more fully in "Information About Travelzoo" on page 26, this registration is being effected to allow our stockholders to have freely tradable and properly registered shares.

     Travelzoo Bahamas and Travelzoo Delaware have entered into an Agreement and Plan of Merger, dated January 19, 2001, a copy of which appears as Annex A to this proxy statement and prospectus and is incorporated herein by reference. Information concerning the merger agreement is set forth under "The Merger Agreement" on page 21.

Effects of the Merger

     On completion of the merger, Travelzoo Bahamas will be merged into Travelzoo Delaware, Travelzoo Bahamas will cease to exist as a separate company, and all the stockholders of Travelzoo Bahamas who comply with the applicable provisions of the merger agreement will receive one share of common stock of Travelzoo Delaware in exchange for each share of common stock of Travelzoo
Bahamas they now hold. The business which has been conducted by Travelzoo Bahamas and its affiliate, Silicon Channels, will be continued by Travelzoo Delaware and its subsidiary, Silicon Channels, and all of the shares held by Travelzoo Delaware stockholders, other than persons considered affiliates under the Securities Act, will be registered and freely tradable. The current officers and members of the board of directors of Travelzoo Bahamas will become the officers and directors of Travelzoo Delaware. The stock of Travelzoo Delaware you will hold after the merger, unlike the stock of Travelzoo Bahamas you currently hold, will be redeemable if you withdraw your consent to receive communications electronically from Travelzoo, as more fully described under "Description of Capital Stock" on page 48.

Material United States Federal Income Tax Consequences

     General.

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Travelzoo Bahamas securities, including the receipt of securities of Travelzoo Delaware in exchange for their Travelzoo Bahamas securities. The following summary also sets forth the material U.S.
federal income tax consequences of the merger at the corporate level to Travelzoo.

     The discussion is based upon current law and is subject to the qualifications contained therein. The discussion assumes that the holders hold their Travelzoo Bahamas securities as capital assets within the meaning of
Section 1221 the U.S. Internal Revenue Code.

     This summary does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of Travelzoo Bahamas stock. In particular, it does not apply to holders entitled to special treatment under U.S. federal income tax law (including, without limitation, dealers in securities, tax-exempt organizations, banks or other financial institutions, trusts, insurance companies, persons that hold Travelzoo Bahamas stock as part of a straddle, a hedge against currency risk or as a constructive sale or conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities and foreign persons, including foreign individuals, partnerships and corporations). This discussion also does not describe tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     Further, this summary does not purport to discuss the U.S. federal income taxation of holders of Travelzoo Bahamas stock who acquired such securities or stock pursuant to the exercise or cancellation of employee stock options or otherwise as compensation.

     You are urged to consult your tax advisor as to specific tax considerations of the merger, including your receipt of stock of Travelzoo Delaware and the application and effect of federal, state, local and foreign tax laws in your particular circumstances.

     Consequences of the Initial Receipt of the Travelzoo Bahamas Stock.

     In the opinion of Bryan Cave LLP, our counsel, under current law, the initial receipt of common stock by our Netsurfer Stockholders was taxable to them upon receipt in an amount equal to the fair market value of the stock at the time of receipt. Each holder's aggregate tax basis in the common stock received will equal the fair market value of the stock at the time of receipt. The holding period of the common stock received began on the day after receipt.

     Consequences of the Merger.

     In the opinion of Bryan Cave LLP, our counsel, under current law:

     o    the merger will  qualify as a  "reorganization"  within the meaning of
          Section 368(a) of the Code,

     o Travelzoo Bahamas and Travelzoo Delaware will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, and

     o except as more fully described below, no income, gain or loss will be recognized by Travelzoo Bahamas or Travelzoo Delaware as a result of the merger.

     This opinion is subject to qualifications set forth herein and assumes that the merger is consummated in accordance with the terms of the merger agreement and as described in this proxy statement and prospectus. It also assumes the accuracy of the representations and assumptions set forth in certificates delivered to our counsel. The opinion is based on the Code, Treasury regulations promulgated thereunder and in effect as of the date hereof, current administrative rulings and practice and judicial precedent, all of which are subject to change, possibly with retroactive effect. Any change in law or failure of the factual representations and assumptions to be true could alter the tax consequences discussed herein.

     The merger is not conditioned upon a ruling from the Internal Revenue Service as to any of the U.S. federal income tax consequences of the merger or the distribution of the stock of Travelzoo Delaware. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

     Consequences to Holders of Travelzoo Stock.

     This section sets forth the opinion of Bryan Cave LLP, our counsel, as to the material U.S. federal income tax consequences of the merger to holders of Travelzoo Bahamas stock.

     Exchange of Travelzoo Bahamas Common Stock. Holders of Travelzoo Bahamas common stock who do not own 10 percent or more of the total combined voting power of our common stock and who exchange their common stock for Travelzoo Delaware common stock in the merger will not recognize gain or loss, assuming the individual holders' Travelzoo Bahamas common stock has a fair market value of less than $50,000 on the date of the exchange. Each holder's aggregate tax basis in the Travelzoo Delaware common stock received in the merger will be the same as his or her aggregate tax basis in the Travelzoo Bahamas common stock surrendered in the merger. The holding period of the Travelzoo Delaware common stock received in the merger will include the holding period of the Travelzoo Bahamas common stock surrendered in the merger.

     Additional Consequences to Holders of Travelzoo Bahamas Securities.

     This section sets forth the opinion of Bryan Cave LLP, our counsel, as to additional U.S. federal income tax consequences of the merger to holders of Travelzoo Bahamas Securities.

     Dissenter's Rights. Holders of Travelzoo Bahamas common stock who receive cash as a result of the exercise of the right to dissent from the merger (assuming thereafter that, directly or indirectly, such holder owns no Travelzoo Delaware capital stock) will recognize gain or loss equal to the difference between the amount of cash received and the holder's allocable tax basis in stock exchanged therefor. That gain or loss generally will constitute capital gain or loss. It will constitute long-term gain or loss if the holder has held the Travelzoo Bahamas common stock for more than 12 months.

     Backup withholding. Certain noncorporate holders of Travelzoo Bahamas common stock may be subject to backup withholding at a rate of 31% on cash payments received upon exercise of dissenter's rights of Travelzoo Bahamas common stock unless such holder:

     o furnishes a correct taxpayer identification number and certifies under penalty of perjury that he or she is not subject to backup withholding on the substitute Form W-9 (or successor form) which will be provided to holders of Travelzoo Delaware common stock following consummation of the merger,

     o provides a certification of foreign status on Form W-8 (or successor form), or

     o    is otherwise exempt from backup withholding.

     Any amount withheld under these rules will be credited against the holder's U.S. federal income tax liability.

     Because of the complexity of the tax laws, and because the tax consequences to any particular holder of Travelzoo Bahamas common stock may be affected by matters not discussed herein, each holder of Travelzoo Bahamas common stock is urged to consult his or her personal tax advisor concerning the applicability to him or her of the foregoing discussion, as well as of any other tax consequences of the merger.


                              THE MERGER AGREEMENT

     The following is a summary of the merger agreement, and is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and prospectus. We urge you to read the full text of the merger agreement.

Structure of the Merger

     On the effectiveness of the merger, Travelzoo Bahamas will merge into Travelzoo Delaware, and Travelzoo Delaware will be the surviving corporation. Travelzoo Bahamas will cease to exist and Travelzoo Delaware will succeed to all of the rights, powers, properties and assets of Travelzoo Bahamas, and will continue to operate the business which has been conducted by Travelzoo Bahamas and will continue to own all outstanding shares of Silicon Channels.

Exchange of Shares

     The merger agreement provides that, on the effectiveness of the merger, each outstanding share of common stock of Travelzoo Bahamas will be converted into the right to receive one share of common stock of Travelzoo Delaware. The shares of Travelzoo Delaware which are now held by Travelzoo Bahamas will be canceled. The shares of Travelzoo Delaware which are now held by Ralph Bartel will remain outstanding, and his shares of Travelzoo Bahamas will be exchanged for additional shares of Travelzoo Delaware. Following the merger, Mr. Bartel will hold approximately 72% of the outstanding shares.

     In order to receive shares of common stock of Travelzoo Delaware, you will be required to:

     o Identify yourself as a stockholder of Travelzoo Bahamas by providing us with your name, the email address you have registered with us, and a new password which we will send to your registered e-mail address. If you do not have access to your registered e-mail address, and are unable to receive your new password, you will be required to update your registered e-mail address by giving us a written request which includes your name, a copy of your passport or other photo id, as well as either your current registered e-mail address or the serial numbers of your Travelzoo shares, which were assigned to you at the time you received your shares.

     o    Provide us with a mailing address.

     o Advise us whether you consent to receiving by electronic transmission any notices to be given by Travelzoo Delaware to its stockholders, in accordance with Section 323 of the Delaware General Corporation Law.

     o Advise us whether you consent to receiving by electronic transmission our proxy statements, annual reports and other information to be provided to you in accordance with the requirements of the U.S. Securities and Exchange Commission.

Although we have not previously required our Netsurfer Stockholders to provide us with a mailing address, we will require a mailing address for all stockholders of Travelzoo Delaware. Even though we intend to use electronic delivery of stockholder communications whenever possible, the Delaware General Corporation Law and the rules and regulations of the SEC require us, under certain circumstances, to provide notices to our stockholders by mail. We strongly encourage all our stockholders to consent to receive electronic communications. As discussed under "Description of Capital Stock -- Common Stock" on page 48, your shares will be subject to redemption if you do not consent to the receipt of electronic communications.

     You may provide us with the information described above over the Internet at http://www.travelzoo.com/delaware, and we encourage you to use this method of communication. You may also use the form which is attached to this proxy statement and prospectus as Annex D, which you may fax to us or mail to us following the instructions on the form. If you attend the meeting in person you may also deliver the form to us at the meeting.

Book-Entry

     The share register of Travelzoo Bahamas has been maintained electronically, and share certificates have not been issued. Ownership of the shares of Travelzoo Delaware will also be on a book-entry basis initially, and we will encourage our stockholders to continue holding their shares in book entry form. See "Book-Entry Share Ownership" on page 50.

Conditions to the Merger

     The obligations of Travelzoo Bahamas and Travelzoo Delaware to complete the merger are subject to the satisfaction or waiver of specified conditions, including the following:

     o    the approval of the merger agreement by the affirmative vote of:

     o the holders of a majority of the outstanding shares of Travelzoo Bahamas common stock; and

     o the holder of the outstanding shares of Travelzoo Delaware common stock (which has already taken place);

     o    the  absence  of  any  law,  order  or  injunction   prohibiting   the
          consummation of the merger;

     o the receipt of all approvals and the completion of filings or notices necessary for completion of the merger;

     o the declaration of effectiveness of the registration statement on form S-4, of which this proxy statement and prospectus forms a part, by the SEC, and the absence of any stop order or threatened or pending proceedings seeking a stop order.

Termination

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

     o    by mutual consent of Travelzoo Bahamas and Travelzoo Delaware;

     o by either Travelzoo Bahamas or Travelzoo Delaware if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any governmental authority preventing or prohibiting consummation of the merger shall have become final and non-appealable;

     o by either Travelzoo Bahamas or Travelzoo Delaware if the merger shall not have been consummated before May 1, 2001 unless the failure of the effective time to occur by such date shall be due to the failure of the party seeking to terminate the merger agreement in performing its covenants and agreements in the merger agreement;

     o by either Travelzoo Bahamas or Travelzoo Delaware if the transactions contemplated by the merger agreement shall fail to receive the requisite vote for approval by the stockholders of Travelzoo Bahamas;

     o by Travelzoo Bahamas if its board of directors shall have withdrawn its approval or recommendation of the merger in connection with the exercise of its fiduciary duties; or

     o by either Travelzoo Bahamas or Travelzoo Delaware if the board of directors of either company determines that the number of stockholders requesting paper delivery (as opposed or in addition to electronic delivery) of this proxy statement and prospectus makes it inadvisable to proceed with the merger.

Representations and Warranties

     The merger agreement contains representations and warranties of Travelzoo Bahamas and Travelzoo Delaware relating to, among other things:

     o    corporate organization and good standing;

     o    capitalization; and

     o    authorization.

Completion and Effectiveness of the Merger

     The merger will become effective when a certificate of merger is filed in the State of Delaware in accordance with Sections 252 and 103 of the Delaware General Corporation Law. We anticipate that we will file the certificate of merger promptly following the stockholder meeting to approve the merger.


                               THE SPECIAL MEETING

General

     This proxy statement and prospectus is being furnished to holders of Travelzoo Bahamas common stock in connection with the special meeting of members (stockholders) to be held at ________________________ on _________, 2001 at
[_________] _.m., [_________] time, and any adjournment or postponement thereof. This proxy statement and prospectus and the accompanying form of proxy are first being sent to stockholders of Travelzoo Bahamas on or about _______ __, ______.

Matters to be Considered

     At the Special meeting, the stockholders of Travelzoo Bahamas will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Board of Directors' Recommendation

     THE TRAVELZOO BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF TRAVELZOO VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Record Date; Voting Rights

     Our board of directors has fixed the close of business on ____________ ___, ____ as the record date for determining holders entitled to notice of and to vote at the special meeting.

     As of the record date, there were outstanding and entitled to vote 11,295,874 shares of Travelzoo Bahamas common stock held by 699,960 stockholders of record. Each share of Travelzoo Bahamas common stock is entitled to one vote on each matter to be voted upon at the special meeting, which vote may be cast either in person or by properly executed proxy.

Quorum

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Travelzoo Bahamas common stock is necessary to constitute a quorum at the special meeting.

Required Vote

     The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

     Mr. Bartel holds an aggregate of 5,910,000 shares of our common stock, representing approximately 52% of the outstanding shares. He has indicated that he intends to vote in favor of the approval and adoption of the merger agreement.

     The approval of the merger also requires the affirmative vote of a majority of the outstanding shares of common stock of Travelzoo Delaware. Travelzoo Bahamas and Mr. Bartel, who together hold all of the outstanding shares of Travelzoo Delaware, have already given that approval.

Proxies

     The proxy statement and prospectus is being furnished to Travelzoo stockholders in connection with the solicitation of proxies by and on behalf of the Travelzoo board of directors for use at the special meeting, and is accompanied by a form of proxy.

     In order for your shares of Travelzoo common stock to be included in the vote, you must vote your shares by one of the following means:

     o by proxy by completing the proxy and following the instructions for return located on the Internet at http://www.travelzoo.com/delaware.

     o by proxy by printing, completing, signing and dating the proxy in the form attached hereto and mailing it to the address shown thereon

     o    in person at the special meeting

     If you cannot attend the special meeting in person, you are encouraged to vote by proxy over the Internet.

     All shares of Travelzoo common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares of Travelzoo common stock will be voted for approval and adoption of the merger agreement and, in the discretion of the proxies, with respect to such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Travelzoo does not know of any matters other than the merger that are to come before the special meeting. If any other matters are properly presented for action at the special meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

     Mailing the enclosed proxy card or voting through the Internet does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to the vote by:

     o notifying the Secretary of Travelzoo in writing of the revocation of the proxy;

     o submitting, via the Internet or through the U.S. mail, a duly executed proxy to the Secretary of Travelzoo bearing a later date; or

     o    appearing at the special meeting and voting in person.

     Simply attending the special meeting, without voting at the meeting, will not constitute revocation of a proxy. Any written notice of revocation or subsequent proxy should be completed at http://www.travelzoo.com/proxy, sent to Travelzoo.com Corporation, 800 West El Camino Real, Suite 180, Mountain View, California 94040, Attention: Secretary, or hand delivered to the Secretary of Travelzoo at or before the taking of the vote at the special meeting.

                              RIGHTS OF DISSENTERS

     Under Bahamian law, as a result of the merger proposal, you are entitled to demand appraisal and, upon consummation of the merger, obtain payment of the fair value of your shares. To exercise the right to dissent, you must give written notice to Travelzoo Bahamas at or before the stockholders' meeting described above under "The Special Meeting" on page 23. Such written notice must include a statement that you propose to demand payment for your shares if the merger is approved.

     Within 20 days after the date of the special meeting, Travelzoo Bahamas will give written notice of the authorization of the merger to you if you have given written objection. Within 20 days after the date on which the copy of the plan of merger or an outline thereof was given to you, you must give written notice to Travelzoo Bahamas of your decision to elect to dissent, provided that you must dissent with respect to all shares that you hold in Travelzoo Bahamas. Such notice must state:

     o    your name and address;

     o the number and classes or series of shares in respect of which you dissent; and

     o    a demand for payment of the fair value of your shares.

     Upon giving notice of election to dissent, you will no longer have any of the rights of a stockholder of Travelzoo Bahamas except the right to be paid the fair value of your shares. Within seven days immediately following the date of the expiration of the period within which you may give your notice of election to dissent, or within seven days immediately following the date on which the proposed merger effective, whichever is later, Travelzoo Delaware will make a written offer to you to purchase your shares at a specified price that Travelzoo Delaware determines to be their fair value. If, within 30 days immediately following the date on which the offer is made, you and Travelzoo Delaware agree upon the price to be paid for your shares, Travelzoo Delaware will pay you that amount in cash upon your signing and delivering to Travelzoo Delaware a document satisfactory to Travelzoo Delaware in which you acknowledge surrender and cancellation of your shares.

     If you and Travelzoo Delaware fail within such 30 day period to agree on the price to be paid for your shares, within 20 days immediately following the date on which the 30 day period expires, the following shall apply:

     o    you and Travelzoo Delaware will each designate an appraiser;

     o    the  two  designated   appraisers  together  will  designate  a  third
          appraiser;

     o the three appraisers will fix the fair value of your shares as of the close of business on the day prior to the date of the stockholders' meeting, and that value is binding on you and Travelzoo Delaware for all purposes; and

     o Travelzoo will send to you, by check mailed to the address you provide to us, the amount of the fair value of the shares.

                           INFORMATION ABOUT TRAVELZOO

Our History

     Travelzoo Bahamas

     Travelzoo.com Corporation was incorporated on May 21, 1998 in the Commonwealth of The Bahamas under The International Business Companies Act of 1989. Ralph Bartel, our Chairman of the Board and President, was initially our sole stockholder.

     Our principal business office is located at 800 West El Camino Real, Suite 180, Mountain View, California 94040.

     Internet Stock Offering

     Following the organization of Travelzoo Bahamas in 1998, we offered shares in Travelzoo to visitors who registered on our website. We limited the offer to approximately 700,000 "Netsurfer Stockholders," each of whom received three shares plus up to an additional seven shares for referrals. The offering ended on July 31, 1998 when we obtained approximately 700,000 new stockholders. To register, the Netsurfer Stockholders provided us with their e-mail addresses, first names and countries of residence. Upon receipt of this information, we e-mailed a personal identification number to the e-mail address each Netsurfer Stockholder had provided. Once the Netsurfer Stockholders received their personal identification numbers, in order to receive their stock, they were asked to provide us with their first and last names, e-mail addresses, countries of residence and personal identification numbers, and to represent that they were at least 18 years old and residents of the United States or Canada. No cash payments were required or received for any of the stock issued pursuant to the Netsurfer Stockholder offering. The only item received from the Netsurfer Stockholders was the information they provided in the registration process. The only benefit we anticipated receiving from the offering was an increase in our website traffic.

     We believe that our offering was the first offering of "free shares" over the Internet. Mr. Bartel, who was a resident of Germany at the time, was not advised by U.S. securities counsel, and believed that the grant of the shares could be made without any registration or qualification with the U.S. Securities and Exchange Commission or other regulatory body since no payment was received for the shares. Although Mr. Bartel received an inquiry from the SEC about the issuance of shares to the Netsurfer Stockholders, the SEC has not asserted any violation of law by Travelzoo. However, we understand that the SEC takes the position that programs for issuing shares such as our Netsurfer Stockholder program should be registered with the SEC or qualify for an exemption from such registration. We are registering the shares to be offered in the merger under the U.S. Securities Act.

     Federal and state securities laws provide certain remedies for persons who acquire securities in an offering that was not registered with the SEC and which did not qualify for any exemption from registration. Under Section 12(1) of the Securities Act of 1933, such persons are entitled to rescission, which means that the stockholders would return the securities to the seller and the seller would be required to return the purchase price paid for such securities. If a purchaser no longer holds the securities, the purchaser would be entitled to damages equal to the difference between the price paid for the stock and the price at which the stockholder sold the stock. However, any such action must be brought within one year of the date of the sale, and so these remedies would not be available to the Netsurfer Stockholders, since the Netsurfer Stockholder offering ended on July 31, 1998. In addition, Travelzoo believes that, even if such remedies would be available, Travelzoo would have no financial liability because no amount was paid for the shares issued to the Netsurfer Stockholders.

     The remedies available to purchasers of unregistered securities under state law vary by state, but most states have a remedy similar to the rescission and damages remedies described above with respect to federal law. Most states hold an entity which sells or offers to sell an unregistered or non-exempt security liable to the person purchasing the security, and the holder may generally bring an action to recover the consideration paid for the security, together with interest from the date of payment, court costs and attorneys' fees, less the amount of any income received on the security. If a holder no longer holds securities received in an unregistered and non-exempt offering, the holder may be entitled to receive damages equal to the difference between the price paid for the security and the price at which the holder sold the security, plus interest. Moreover, most state laws expressly provide that the rights and remedies provided by the securities laws are in addition to any other rights and remedies that may exist. However, some state laws limit the applicable remedy to rescission and other state laws limit the applicable remedy to damages.

     Most state securities laws provide for a statute of limitations, requiring a purchaser of unregistered securities to bring an action within a stated period of time from either the date of the sale, the date of the violation, the date when the violation should have been detected or some combination thereof. Although most state securities laws provide for limitations periods of 2-3 years from the date of sale, laws of other states provide for limitations periods ranging from 2 years from the date of sale or 6 months from the date of the violation or discovery of the violation to 7 years from the date of sale or 5 years from the date of the discovery of the violation. The securities laws of several states do not provide statutes of limitations. The securities laws of most states bar an action for rescission or damages for an unregistered or non-exempt offering if the offeree knew of the securities law violations at the time he or she received the securities.

     In those states in which the applicable statute of limitations may not have expired, Travelzoo may be subject to liability for rescission or other remedies. However, we do not have any information as to the states of residence of the Netsurfer Stockholders. As noted above, since no amount was paid for the shares issued to the Netsurfer Stockholders, we believe that, even if such remedies would be available, Travelzoo would have no financial liability.

     Silicon Channels Corporation

     Silicon Channels Corporation, formerly an affiliate of Travelzoo Bahamas, was incorporated in California on September 28, 1998 with Ralph Bartel as the sole stockholder. Silicon Channels did business under the name "Travelzoo.com Sales, Inc." On October 10, 1998, Travelzoo.com Corporation and Silicon Channels Corporation entered into a letter agreement whereby Silicon Channels agreed to manage the technical platform, marketing, customer support and billing for the classified publishing business of the Travelzoo.com website in return for a 5% commission on the quarterly net income from such business. The October 10, 1998 agreement was subsequently replaced by a Service Agreement dated January 2, 1999. In the January 2, 1999 Agreement, Silicon Channels agreed to perform all operation services with respect to the Travelzoo.com website in return for 50% of the net income before taxes generated from the operation of the Travelzoo.com website. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website were owned by Silicon Channels. On January 22, 2001 Silicon Channels became a subsidiary of Travelzoo Delaware, a newly-formed subsidiary of Travelzoo Bahamas, as described under "Certain Transactions between Travelzoo and Its Affiliates" on page 45.

     Merger with Travelzoo Delaware

     Travelzoo Inc. was incorporated as a Delaware corporation on January 18, 2001. The initial stockholder of Travelzoo Delaware was Travelzoo Bahamas. Following the contribution of the shares of Silicon Channels Corporation to Travelzoo Delaware, Travelzoo Bahamas owns 58% of the outstanding shares of Travelzoo Delaware and Ralph Bartel owns 42% of the outstanding shares. On completion of the merger described in this proxy statement and prospectus, Travelzoo Bahamas will be merged into Travelzoo Delaware, Travelzoo Bahamas will cease to exist as a separate company, and all the stockholders of Travelzoo Bahamas, other than persons considered affiliates under the Securities Act, who comply with the applicable provisions of the merger agreement will receive one share of common stock of Travelzoo Delaware in exchange for each share of common stock of Travelzoo Bahamas they now hold.

Our Business

     Travelzoo provides online marketing solutions for the travel industry. Our website, www.Travelzoo.com, and our Travelzoo Top 20 newsletter enable travel companies to promote their special offers in a fast, flexible and cost-effective manner. While our website is an ongoing listing of travel specials, our Travelzoo Top 20 newsletter is sent to subscribers weekly and highlights twenty individual travel specials offered by our customers and other travel suppliers. We believe we allow travel companies to effectively promote their special offers. More than 150 companies use our services. Our customers include Alamo Rent-A-Car, American Airlines Vacations, Budget Rent A Car, Hertz, Holiday Inn, Lowestfare.com, Park Place Entertainment, Starwood Hotels and United Airlines.

     Our advertising revenues are primarily derived from listing fees on our website, www.Travelzoo.com. Our listing management software allows travel companies to add, update, and delete special offer listings on a real-time basis. Our software also provides travel companies with real-time performance tracking, enabling them to optimize their marketing campaigns.

     Revenue from our listing services has grown rapidly since we began operations in 1998, primarily driven by an increasing number of travel companies listing their special offers on www.Travelzoo.com. Our revenues increased from approximately $84,000 for the period from May 21, 1998 (inception) to December 31, 1998, to approximately $3.9 million for the year ended December 31, 2000.

Industry Background

     Market for Advertising Special Offers

     We believe that travel companies require efficient and cost-effective advertising of special offers. Promoting special offers helps travel companies to sell excess inventory and travel services to consumers who otherwise might not travel. According to the Newspaper Association of America, travel companies spent $1.5 billion in 1999 on national advertising in local newspapers (Source:
Market and Business Analysis, NAA, June 2000). Based on its understanding of the industry, our management believes that newspapers are currently the main medium for advertising special travel offers.

     We believe that several factors are causing and will continue to cause an increase in spending on advertising special offers:

     o Online Advertising Opportunities. The Internet allows travel companies to advertise their special offers in an efficient and cost-effective manner that has not been possible before. We believe this will lead to greater expenditures by travel companies on advertising special offers.

     o Suppliers Selling Directly. We believe that many travel suppliers prefer to sell their travel services directly to consumers, as an alternative to more costly distribution through travel agents. Promotion of special offers allows them to sell directly to consumers.

     Our management believes that newspaper advertising suffers from a number of limitations which do not apply to the Internet:

     o typically ads must be submitted 2 to 5 days prior to the publication date, which makes it difficult to advertise last-minute inventory;

     o once an ad is published, it cannot be updated or deleted when an offer is sold out;

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

     o    once an ad is published, the travel company cannot change a price;

     o the newspaper industry is not very competitive in many markets, resulting in high rates for newspaper advertising; and

     o the medium does not allow for the detailed tracking of visitors and actual responses to a particular advertisement.

     Market Opportunity

     We believe that the opportunities created by the Internet and the desire of many travel suppliers to sell directly to consumers will cause an increasing percentage of these expenditures to be directed to Internet advertising of special offers.

     We believe that the advantages offered by Internet technology have not yet been fully realized and applied to the marketing of special travel offers, and that Travelzoo has an opportunity to become a leading provider of online marketing solutions for the travel industry.

The Travelzoo Solution

     We offer travel companies a flexible, effective, and cost-efficient solution for promoting their special offers to consumers. Our solutions include listings on our website, www.Travelzoo.com, and listing in our Travelzoo Top 20 newsletter. As travel companies increasingly utilize the Internet to promote their special offers, we believe that our solution will enable our customers to leverage the lower cost and real-time communication enabled by the Internet while retaining many of the positive attributes of traditional advertising methods.

     Benefits to Travel Companies

     Key features of our solution for travel companies include:

     o Real-Time Listings of Special Offers. Our technology allows travel companies to list new special offers on a real-time basis.

     o Real-Time Updates. Our technology allows travel companies to update their listings on a real-time basis.

     o Real-Time Performance Reports. We provide travel companies with real-time tracking of the performance of their listings. Our solution enables travel companies to optimize their promotion campaigns by removing or updating unsuccessful listings and further promote successful listings.

     o Access to a Large Number of Travel Shoppers. Through our website, www.Travelzoo.com, we offer travel companies access to more than 600,000 unique visitors per month, as reported by Media Metrix, Inc. for the month of September 2000. Media Metrix is a leading company in Internet and digital media measurement. In addition, our Travelzoo Top 20 newsletter reaches 1.2 million subscribers, which are not measured in audience ratings.

     o National Reach. Through our website, www.Travelzoo.com, and our newsletter, we offer travel companies access to travel shoppers across the U.S.

     Benefits to Consumers

     Our website, www.Travelzoo.com, and our Travelzoo Top 20 newsletter provide travel shoppers information on current special offers at no cost to the travel shopper. Key features of our solution for consumers include:

     o Offers From More Than One Hundred Companies Aggregated. Our www.Travelzoo.com site offers consumers aggregated information on current special offers from more than one hundred travel companies. This saves time.

     o    Current  Information.  Compared to newspaper ads, we provide consumers
          more  current   information,   since  our  technology  enables  travel
          companies to update their listings on a real-time basis.

     o Search tools. We provide consumers with the ability to search for specific special offers. Additionally, each listing includes a date stamp, giving the consumer information about the age of a particular listing.

The Travelzoo Strategy

     Our objective is to become the leading provider of solutions for online promotion of special offers for travel companies. Key elements of our strategy include:

     o Build Brand Awareness. We believe that it is essential to establish a strong brand. We utilize a marketing program, including advertising on other websites. In addition, we believe that we build brand awareness by product excellence that is promoted by word-of-mouth. We intend to expand our public relations and other marketing programs.

     o Increase Number of Travel Companies Listing their Special Offers on www.Travelzoo.com. We intend to accelerate the growth of our customer base by expanding the size of our sales force. See "--Sales and Marketing."

     o Increase Number of Consumers Using the www.Travelzoo.com Website. In order to attract more users to our website, we intend to expand our advertising on other websites. We believe that we also can attract more users by product excellence that is promoted by word-of-mouth.

     o Continue to Enhance Our Technology. We intend to provide the best available tools to travel companies to more effectively manage their promotion campaigns. We intend to dedicate a significant amount of engineering time to continue enhancements of our technology.

     o Expand Our Services Into Other Areas. We intend to expand our services in other areas. We plan to accomplish this by developing new products and services within our company and by evaluating acquisition and investment opportunities. We intend to launch a service for online marketing of movies and local events in the near future.

Customers

     As of December 31, 2000, our customer base included over 150 travel companies, including travel suppliers, consolidators, and travel agents. Some of our customers are:

Air New Zealand                              Park Place Entertainment
Alamo Rent-a-Car                             Skyauction.com
America West Vacations                       Tollman Hundley
Budget Rent A Car                            Travel Services International
Cheap Tickets, Inc.                          Travelocity.com
Holiday Inn                                  Travelscape.com
Lowestfare.com                               Uniglobe.com
Lufthansa                                    United Airlines
Mandalay Resort Group                        Virgin Atlantic Vacations
Northwest Airlines Vacations

     We received at least $10,000 of revenue from each of these customers in 2000.

     For the year ended December 31, 1999, our four largest customers accounted for 23%, 10%, 10% and 7% of our revenues, respectively. For the year ended December 31, 2000, our two largest customers accounted for 22% and 6% of our revenues, respectively. For the year ended December 31, 2000, there were only two customers accounting for more than 5% of our revenues.

Sales and Marketing

     As of December 31, 2000, our direct sales force consisted of two advertising sales managers, one campaign manager, and our Senior Vice President Sales and Marketing. We obtain customers primarily through leads generated at industry conferences and inquiries received from a form on our website. We plan to add three to five advertising sales representatives to our sales force in the near future.

     We utilize a marketing program involving online advertising to promote www.Travelzoo.com as a leading site for special travel offers. In addition, we believe that we build brand awareness by product excellence that is promoted by word-of-mouth. We plan to continue to use industry conferences, coupled with public relations efforts, to promote awareness of the Travelzoo brand.

     We have entered into an outsourcing agreement for banner advertising sales and ad serving with DoubleClick, Inc., a leading advertising network. DoubleClick sells banner advertising, services the banners on www.Travelzoo.com, provides customers with reporting, and bills the customer and remits a percentage of the proceeds to Travelzoo which is reported as net revenue. Our latest agreement with DoubleClick has been in effect since June 23, 2000, and may be terminated by either party on three months' notice.

Technology

     We have designed our technology to serve a large volume of web traffic in an efficient, scaleable and fault-tolerant manner.

     We co-locate our production servers with Exodus Communications, Inc., a major co-location and Internet service provider. Exodus' facility includes features such as power redundancy, multiple egress and peering to other ISPs, fire suppression and access to our own separate physical space. We believe our arrangements with Exodus will allow us to grow without being limited by our own physical and technological capacity, and will also provide us with sufficient bandwidth for our anticipated needs. Because of the design of our website, our users are not required to download or upload large files from or to our website, which allows us to continue increasing the number of our visitors and page views without adversely affecting our performance or requiring us to make significant additional capital expenditures.

     Our software is written using open standards, such as Visual Basic Script, and HTML, and interfaces with products from Microsoft. We have standardized our hardware platform on Compaq servers and Cisco switches.

Plans for New Products and Services

     We intend to launch a service for online marketing of movies and local events in the near future. In December 2000, we purchased the Internet domain name "Weekend.com" for this purpose.

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

Competition

     We compete with large Internet portal sites, such as About.com, America Online, Excite, Lycos, MSN and Yahoo!, that offer listings or other advertising opportunities for travel companies. We also compete with smaller sites that specialize in listing last-minute offers or list deals for free, such as Lastminutetravel.com and Smarterliving.com. In addition, we compete with newspapers, magazines and other traditional media companies that provide online advertising. We expect to face additional competition as other established and emerging companies, including print media companies, enter the online advertising market.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger client bases than we do. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their businesses or to offer more comprehensive solutions.

     We believe that there will be rapid business consolidation in the online advertising industry. Accordingly, new competitors may emerge and rapidly acquire significant market share. In addition, new technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. Competition could result in reduced margins on our services, loss of market share or less use of www.Travelzoo.com by travel companies and consumers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business could be materially adversely affected.

Government Regulation and Legal Uncertainties

     There are increasing numbers of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing.

     Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, these programs may not conform to any regulations adopted which may be adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union (the "EU") has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive may adversely affect our activities to the extent that we may seek to collect data from users in EU member countries.

     Domain Names. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. We own the Travelzoo.com domain name, and have registered "Travelzoo" as a trademark. Because of these protections, it is unlikely, yet possible, that third parties may bring claims for infringement against us for the use of our domain name and trademark. In the event such claims are successful, we could lose the ability to use the Travelzoo.com domain name. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain name if changes in overall Internet domain name rules result in a restructuring in the current system of using domain names which include ".com," ".net," ".gov," ".edu" and other extensions.

     Jurisdictions. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in California, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

Intellectual Property

     Our success depends to a significant degree upon the protection of the Travelzoo brand name. If we were unable to protect the Travelzoo brand name, our business could be materially adversely affected. We rely upon a combination of copyright, trade secret and trademark laws to protect our intellectual property rights. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information.

     We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of other countries in which we may market our services in the future are uncertain and may afford little or no effective protection of our intellectual property.

     On June 21, 1999, Mr. Bartel, our founder, filed with the United States Patent and Trademark office to register the trademark "Travelzoo" for "providing information and news in the field of travel via an on-line global communications network and travel agency services, namely making reservations and booking for transportation," "providing information and news in the field of travel via an on-line global communications network and travel agency services, namely making reservations and booking for temporary lodging," and "promoting the goods and services of others through the offer of travel goods and services and shopping club services, namely providing information on travel goods and services to members." The PTO published that mark for opposition on October 31, 2000. On January 22, 2001, Mr. Bartel, who filed the trademark application as an individual, transferred the ownership of the pending trademark "Travelzoo" to Travelzoo Delaware. The mark was registered by the PTO on January 23, 2001.

Employees

     As of March 31, 2001, we had 14 employees, of whom 7 worked in sales, marketing, client services, and business development, 1 in network operations and 6 were involved in finance, administration, and corporate operations. None of our employees is represented under collective bargaining agreements. We consider our relations with our employees to be good. Because of our anticipated further growth combined with the requirements we face as a public company, we expect that the number of our employees will continue to increase for the foreseeable future.

Reports to Security Holders

     We have not in the past filed reports with the SEC, although we have made certain financial information available to our stockholders through our website. This information includes income statements and other statements of revenues and expenses as well as narratives on our financial condition from management. Following completion of the merger, we will be required to file annual, quarterly and other financial reports with the SEC in accordance with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and we will be required to provide an annual report and proxy statement to our stockholders. We expect to provide such reports to our stockholders, and to otherwise communicate with our stockholders, using e-mail or other electronic communications to the extent permitted by the rules and regulations of the SEC and by the Delaware General Corporation Law. A stockholder may receive a paper copy of any stockholder communication by submitting a written request to the
Secretary of Travelzoo at the address set forth in this proxy statement and prospectus. However, as described under "Description of Capital Stock - Common Stock" on page 48, we will have the right to redeem shares of common stock held by a stockholder who revokes such stockholder's consent to receive communications and notices from us in electronic form or who fails to give such consent on request.

     You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Use of Stockholder Information

     In 1998, we offered shares in Travelzoo to visitors who registered on our website. The offering ended on July 31, 1998 when we obtained 700,000 Netsurfer Stockholders. To register, the Netsurfer Stockholders provided us with their e-mail addresses, first names and countries of residence. Upon receipt of this information, we e-mailed a personal identification number to the e-mail address each Netsurfer Stockholders had provided. Once the Netsurfer Stockholders received their personal identification numbers, in order to receive their stock, they were asked to provide us with their first and last names, e-mail addresses, countries of residence and personal identification numbers, and to represent that they were at least 18 years old and residents of the United States or Canada. We use this information solely for communication of financial and other relevant information about Travelzoo, including new features on our site.

Facilities

     Our offices are currently located in approximately 3,000 square feet of office space in Mountain View, California under an operating lease with HQ Global Workplaces, Inc. that expires on December 31, 2001. We believe that our leased facilities are adequate to meet our current needs; however, we intend to expand our sales operations and therefore may require additional facilities in the future. We believe that such additional facilities are available.


                                LEGAL PROCEEDINGS

     There are no material legal proceedings pending or, to our knowledge, threatened against us.


                           MARKET FOR OUR COMMON STOCK

     Our shares have not previously been registered, and our shares are not listed on any stock exchange or included in any over-the-counter market. As described above under "Information About Travelzoo -- Our History" on page 26, we have approximately 700,000 Netsurfer Stockholders who hold an aggregate of 5,155,874 shares of our common stock, or an average of approximately 7.4 shares per Netsurfer Stockholder. Our stockholder register has been kept electronically, and no share certificates have been issued. We cannot estimate what the trading price of our common stock might have been if there had been a market for the shares.

     Following completion of the merger, and the registration with the SEC of the shares of Travelzoo Delaware, our stockholders will be permitted to sell their shares and a market in our shares may develop. However, we cannot assure you that a significant market for the shares will develop or be maintained. We have no immediate plans to apply for a listing of our common stock on any stock exchange. We hope to apply for a listing on our common stock on the Nasdaq stock exchange at such time as we determine that we are in a position to meet the listing qualifications. Following completion of the merger, and prior to any Nasdaq listing, we expect that the shares of Travelzoo Delaware will trade on the over-the-counter market in the United States.

     At the date of this proxy statement and prospectus, there are 11,295,874 shares of our common stock outstanding.

     We have not paid any dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, the combined financial statements of Travelzoo.com Corporation and affiliate and the notes thereto appearing elsewhere in this proxy statement and prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in this proxy statement and prospectus.

Overview

     We are a provider of online marketing solutions for the travel industry. Our website, www.Travelzoo.com, and our Travelzoo Top 20 newsletter enable travel companies to promote their special offers in a fast, flexible and cost-effective manner. Our revenues are primarily derived from advertising placed on our website, www.Travelzoo.com.

     Travelzoo.com  Corporation was  incorporated  in May 1998.  Until September
1998, Ralph Bartel, our founder, operated the website as an individual. In September 1998, Ralph Bartel incorporated Silicon Channels Corporation d.b.a. Travelzoo.com Sales, Inc. At that time Travelzoo.com Corporation entered into an outsourcing agreement with Silicon Channels. In January 1999, Silicon Channels hired its first two employees. Ralph Bartel was the first employee. Our early operating activities related primarily to the development of the necessary technological infrastructure for the operation of Travelzoo. In November 1999, we launched our Travelzoo Top 20 newsletter. During 2000, Silicon Channels hired additional sales personnel and continued to grow our advertising revenue and customer base. As of December 31, 2000, Silicon Channels operated with 11 employees.

     The following discussion is based on the combined financial statements of Travelzoo.com Corporation and affiliate (Silicon Channels), which represents the historical financial statements of the Travelzoo business founded by our principal stockholder.

     We classify our revenues as follows:

     o Advertising revenues, consisting of listing fees paid by travel companies to list their special offers on www.Travelzoo.com and banner advertising sales through DoubleClick, Inc. Listing fees are based on placement, number of listings, number of impressions, or number of click-throughs. Banner advertising rates are based on CPM rates (cost per thousand impressions). Smaller advertising agreements-typically $2,000 or less per month-typically renew automatically each month if they are not terminated by the customer. Larger agreements are typically related to advertising campaigns and are not automatically renewed.

     o Commissions revenue, consisting of commissions paid by customers for generating sales through www.Travelzoo.com.

     We recognize revenue as follows:

     o Advertising Revenues. We recognize advertising revenues in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain at the end of the period, and collection of the resulting receivable is reasonably assured. If advertising is displayed within one month, revenues are recognized at the end of the display period. If advertising is displayed over two or more months, revenues are recognized ratably over the period. To the extent that the minimum guaranteed impressions are not met during the contract period, we defer recognition of the corresponding revenues until the guaranteed impressions are achieved. Fees for banner advertising are recognized based on the number of impressions displayed or clickthroughs delivered during the period. We recognize revenues from barter transactions in the period during which the advertisements are displayed on www.Travelzoo.com. Expenses from barter transactions are recognized in the period during which the advertisements are displayed on the barter partner's website. Barter transactions are recorded at the fair value of the advertising provided based on cash received by Travelzoo for similar types of advertising within six months. These transactions involve the receipt by Travelzoo of advertising services on other websites in exchange for advertising services on www.Travelzoo.com. Our last barter arrangement expired on April 21, 2000.

     o Commissions. We record commissions as the net amount received. We recognize the revenue in the period that the commissions earned are reported to Travelzoo by the e-commerce partner. Typically, it takes e-commerce partners between two weeks and three months to report commissions to us.

     We classify our cost of revenue and operating expenses as follows:

     o Cost of Revenues. Cost of revenues consists of network expenses, including fees we pay for co-location services, depreciation of network equipment and salary expenses associated with network operations staff.

     o Sales and Marketing. Sales and marketing expenses consist primarily of advertising and promotional expenses, public relations expenses, conference expenses, printing fees, sales and marketing compensation, including base salary and sales commissions, and telemarketing communications expenses. Sales commissions have remained relatively constant as a percentage of revenues, and we expect this to continue.

     o    General  and  Administrative.   General  and  administrative  expenses
          consist primarily of compensation for administrative and executive staff, fees for professional services, rent, bad debt expense and general office expense.

     o Merger Expenses. Merger expenses consist of expenses relating to the registration statement and proxy statement being filed with the SEC relating to the merger of Travelzoo Bahamas into Travelzoo Delaware.

     For the year ended December 31, 1999, we reported pre-tax income of approximately $144,000. For the year ended December 31, 2000, we reported pre-tax income of approximately $750,000. As of December 31, 1999, and December 31, 2000, we had retained earnings of approximately $134,000 and $496,000, respectively.

     We intend to devote significant resources to advertising and brand marketing programs designed to attract more site traffic and more travel companies listing their special offers on www.Travelzoo.com. We expect growth in the number of travel companies listing their special offers on www.Travelzoo.com to result in substantial growth in advertising revenues, both in terms of dollar amounts and as a percentage of total revenue. Our strategy anticipates that revenue from advertising will likely be the single largest source of revenue for us in the immediate future.

     As a result of our expansion plans and our expectation that operating expenses will increase significantly in the next several years, especially in the areas of sales and marketing and brand promotion, we cannot be sure that we will sustain profitability.

Results of Operations:

     The following table sets forth, as a percentage of total revenues, the results of our operations for the periods indicated:


                                         Period from
                                        May 21, 1998
                                         (Inception)          Year ended           Year ended
                                       to December 31,       December 31,         December 31,
                                     -------------------- -------------------- ----------------------
                                            1998                 1999                  2000
                                     -------------------- -------------------- ----------------------
                                                  (As a Percentage of Total Revenues)
Revenues:
   Advertising                                 68%                  94%                  98%
   Commissions                                 32                    6                    2
                                     -------------------- -------------------- ----------------------
      Total revenues                          100                  100                  100
Cost of revenues                               30                   14                    7
                                     -------------------- -------------------- ----------------------
      Gross profit                             70                   86                   93
Operating expenses:
   Sales and marketing                          2                   37                   38
   General and administrative                  27                   34                   30
   Merger expenses                              -                    -                    6
                                     -------------------- -------------------- ----------------------
      Total operating expenses                 29                   71                   74
                                     -------------------- -------------------- ----------------------
Income before income taxes                     41                   15                   19
Income taxes                                    7                    4                   10
                                     -------------------- -------------------- ----------------------
      Net income                               34%                  11%                   9%
                                     ==================== ==================== ======================


Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Revenues

     Our total revenues increased to $3.9 million for the year ended December 31, 2000, from $954,000 for the year ended December 31, 1999. The increase in our total revenues was primarily due to an increase in advertising revenues.

     o Advertising. Advertising revenue increased to $3.9 million for the year ended December 31, 2000, from $893,000 for the year ended December 31, 1999. This increase resulted primarily from an increase in the number of travel companies advertising on www.Travelzoo.com.

     o Commissions. Commissions revenue increased to $97,000 for the year ended December 31, 2000, from $61,000 for the year ended December 31, 1999. This increase was primarily due to an increase of the number of site visitors to www.Travelzoo.com.

     Cost of Revenues

     Our cost of revenues increased to $282,000 for the year ended December 31, 2000, from $133,000 for the year ended December 31, 1999. As a percentage of revenue, cost of revenues decreased to 7% for the year ended December 31, 2000, from 14% for the year ended December 31, 1999. This decrease resulted primarily from an increase in revenues that was not offset by an increase in our network operations costs.

     Operating Expenses

     o Sales and Marketing. Sales and marketing expenses increased to $1.5 million for the year ended December 31, 2000, from $351,000 for the period ended December 31, 1999, and increased as a percentage of revenue to 38% for the year ended December 31, 2000 from 37% for the year ended December 31, 1999. The increase in sales and marketing expenses was primarily due to an increase in advertising expenses for marketing the Travelzoo brand.

     o General and Administrative. General and administrative expenses increased to $1.2 million for the year ended December 31, 2000, from $327,000 for the year ended December 31, 1999. General and administrative expenses increased primarily due to increased salaries and related expenses associated with hiring additional administrative personnel.

     o Merger Expenses. In the fourth quarter ended December 31, 2000, we incurred $231,000 in merger expenses related to the preparation of the registration statement and proxy statement being filed with the SEC relating to the merger of Travelzoo Bahamas into Travelzoo Delaware. The expenses comprise mostly fees for professional services, primarily legal and accounting.

     Income Taxes

     For the year ended December 31, 2000, we recorded an income tax provision of $388,000. For the year ended December 31, 1999, we recorded an income tax provision of $39,000. Our income is generally taxed in the U.S. and our income tax provision principally reflects federal and state statutory rates applicable to our levels of income and the effect of non-deductible merger expenses in 2000.

Year Ended  December 31, 1999 Compared to the Period from May 21  (inception) to
   December 31, 1998

     Revenues

     Our total revenues increased to $954,000 for the year ended December 31, 1999, from $84,000 for the period ended December 31, 1998. The increase in our total revenues was primarily due to an increase in advertising revenues.

     o Advertising. Advertising revenue increased to $893,000 for the year ended December 31, 1999, from $57,000 for the period ended December 31, 1998. This increase resulted primarily from an increase in the number of travel companies advertising on www.Travelzoo.com.

     o Commissions. Commissions revenue increased to $61,000 for the year ended December 31, 1999, from $27,000 for the period ended December 31, 1998. This increase was primarily due to an increase of the number of site visitors of www.Travelzoo.com.

     Cost of Revenues

     Our cost of revenues increased to $133,000 for the year ended December 31, 1999, from $25,000 for the period ended December 31, 1998. As a percentage of revenue, cost of revenues decreased to 14% for the year ended December 31, 1999, from 30% for the period ended December 31, 1998. This decrease resulted primarily from an increase in revenues that was not offset by an increase in our network operations costs.

     Operating Expenses

     o Sales and Marketing. Sales and marketing expenses increased to $351,000 for the year ended December 31, 1999, from $2,000 for the period ended December 31, 1998, and increased as a percentage of revenue to 37% for the year ended December 31, 1999 from 2% for the period ended December 31, 1998. The increase in sales and marketing expenses was primarily due to an increase in the number of our sales and marketing personnel.

     o General and Administrative. General and administrative expenses increased to $327,000 for the year ended December 31, 1999, from $22,000 for the period ended December 31, 1998. General and administrative expenses increased primarily due to an increase in the number of administrative personnel.

     Income Taxes

     For the year ended December 31, 1999, we recorded an income tax provision of $39,000. For the period ended December 31, 1998, we recorded an income tax provision of $6,000. Our income is generally taxed in the U.S. and our income tax provision principally reflects federal and state rates applicable to our levels of income.

Quarterly Results of Operations

     The following table sets forth a summary of our unaudited combined quarterly results for 1999 and 2000. This information was derived from unaudited combined interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this proxy statement and prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for their fair presentation when read in conjunction with the combined financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.


                                                                       Quarter Ended
                                   --------------------------------------------------------------------------------------
                                   March 31,   June 30,   Sept 30,  Dec 31,   March 31,   June 30,  Sept 30,    Dec 31,
                                      1999       1999       1999      1999       2000       2000      2000       2000
                                   ----------- ---------- --------- --------- ----------- --------- ---------- ----------
                                                                      (In Thousands)
Revenues:
    Advertising                     $    55     $ 138      $ 212     $ 488     $   728     $  873    $1,088     $1,163
    Commissions                          18        15         17        11          19         21        52          5
                                   ----------- ---------- --------- --------- ----------- --------- ---------- ----------
      Total revenues                     73       153        229       499         747        894     1,140      1,168
Cost of revenues                         25        25         25        58          55         74        97         56
                                   ----------- ---------- --------- --------- ----------- --------- ---------- ----------
    Gross profit                         48       128        204       441         692        820     1,043      1,112
Operating expenses:
    Sales and marketing                  13        59         84       195         309        388       444        343
    General and administrative           34        66        112       115         147        283       240        532
    Merger expenses                       -         -          -         -           -          -         -        231
                                   ----------- ---------- --------- --------- ----------- --------- ---------- ----------
    Total operating expenses             47       125        196       310         456        671       684      1,106
    Income before income taxes            1         3          8       131         236        149       359          6
Income taxes                              -         1          2        35          98         63       146         81
                                   ----------- ---------- --------- --------- ----------- --------- ---------- ----------
    Net income                      $     1     $   2      $   6     $  96     $   138     $   86    $  213     $  (75)
                                   =========== ========== ========= ========= =========== ========= ========== ==========
Net income, before merger expenses  $     1     $   2      $   6     $  96     $   138     $   86    $  213     $  156
                                   =========== ========== ========= ========= =========== ========= ========== ==========

     Excluding the effect of merger expenses, income before income taxes in the fourth quarter of 2000 was $237,000.

     The following table sets forth, as a percentage of revenues, our results of operations for the quarters indicated, excluding merger expenses in the fourth quarter of 2000.

                                                                   Quarter Ended
                             ----------------------------------------------------------------------------------------------
                              March 31,    June 30,   Sept 30,   Dec 31,   March 31,   June 30,   Sept 30,   Dec 31,
                                 1999        1999       1999      1999       2000        2000       2000       2000
                             ------------- ---------- ----------- --------- ------------ ---------- ---------- ------------
                                                        (As a Percentage of Total Revenues)
Revenues:
   Advertising                     75%         90%        92%       98%         98%         98%       95%        100%
   Commissions                     25          10          8         2           2           2         5           -
                             ------------- ---------- ----------- --------- ------------ ---------- ---------- ------------
      Total revenues              100         100        100        100          100         100       100         100
Cost of revenues                   34          16         11         12            7           8         8           5
                             ------------- ---------- ----------- --------- ------------ ---------- ---------- ------------
   Gross profit                    66          84         89         88           93          92        92          95
Operating expenses
   Sales and marketing             18          39         36         39           41          43        39          29
   General and administrative      47          43         49         23           20          32        21          46
                             ------------- ---------- ----------- --------- ------------ ---------- ---------- ------------
     Total operating expenses      65          82         85         62           61          75        60          75
Income before income taxes          1           2          4         26           32          17        32          20
     Income taxes                   -           1          1          7           14           7        13           7
                             ------------- ---------- ----------- --------- ------------ ---------- ---------- ------------
         Net income                 1%          1%         3%        19%          18%         10%       19%         13%
                             ============= ========== =========== ========= ============ ========== ========== ============


     In light of the evolving nature of our business and limited operating history, we believe that period to period comparisons of our historical operating results may not be meaningful and should not be relied upon as indications of future performance. Although our revenue has increased in each consecutive quarter as a result of increased market acceptance of our services, our historical revenue growth rates are not necessarily indicative of future revenue growth rates.

Liquidity and Capital Resources

     As of December 31, 2000, we had $46,000 in cash. Cash increased from $11,000 on December 31, 1999 primarily as a result of net income and increases in income tax payable and payable to employee offset by increases in accounts receivable and capital expenditures made during the period. As of December 31, 1998, we had $12,000 in cash. We expect that cash flows generated from operations will continue to be sufficient to provide for working capital needs in the near future.

     Since inception, we financed our activities primarily through cash flows generated from operations. In addition, we sold common stock to Ralph Bartel, our founder and Chief Executive Officer, for $60,000 in cash and received a non-interest bearing loan of $50,000 from Ralph Bartel. The loan from Mr. Bartel was repaid on March 31, 2001. See "Related Party Transactions--Transactions Involving Ralph Bartel" on page 45.

     Net cash generated from operating activities was $4,000 during 1999 and $409,000 during 2000. In both years, net cash generated from operating activities resulted primarily from our net income, adjusted for certain non-cash items, and increases in accounts payable, income taxes payable and accrued expenses, partly offset by a higher level of accounts receivable due to increased sales. In 1998, net cash used in operating activities was $24,000, principally due to our net income being exceeded by the increase in our accounts receivable.

     Net cash used in investing activities was $24,000 during 1998, $6,000 during 1999 and $428,000 during 2000. In 1998, net cash was used in investing activities for purchases of equipment and a loan provided to Ralph Bartel. See "Related Party Transactions--Transactions Involving Ralph Bartel" on page 45. In 1999, net cash was used in investing activities for purchases of equipment, partly offset by the repayment of the loan by Ralph Bartel. In 2000, net cash was used in investing activities for equipment purchases and the purchase of an Internet domain name.

     Net cash provided by financing activities was $60,000 during 1998, $0 during 1999 and $54,000 during 2000. In 1998, we generated net cash from financing activities from the sale of common stock to Mr. Bartel described above. During 2000, we generated net cash from financing activities by a non-interest-bearing loan received from Mr. Ralph Bartel and exercise of stock options by an employee.

     We believe that our cash flows generated from operations will continue to be sufficient to provide for our working capital needs in the near future. Our capital requirements will depend on a number of factors, including market acceptance of our products and services, the amount of our resources we devote to www.Travelzoo.com and expansion of our operations and the amount of our resources we devote to promoting awareness of the Travelzoo brand. Consistent with our growth, we have experienced a substantial increase in our sales and marketing expenses, capital expenditures since inception, and we anticipate that these increases will continue for the foreseeable future. In addition, we expect significant expenses to occur in the first and second quarters of 2001 related to the consummation of the merger described herein and the related registration of our shares with the SEC. Our expenses will also depend on the number of stockholders, following the merger, who revoke consent to electronic communications from Travelzoo. These revocations will lead to costs relating to either the redemption of shares held by those revoking consent or the production and delivery of paper copies of stockholder communications to such revoking stockholder. We believe cash on hand and generated during those periods will be sufficient to pay such expenses. In addition, we will continue to evaluate possible investments in businesses, products and technologies, the consummation of any of which would increase our capital requirements.

     Although we currently believe that we have sufficient capital resources to meet our anticipated working capital and capital expenditure requirements beyond the next 12 months, unanticipated events and opportunities may require us to sell additional equity or debt securities or establish new credit facilities to raise capital in order to meet our capital requirements. If we sell additional equity or convertible debt securities, the sale could dilute the ownership of our existing stockholders. If we issue debt securities or establish a new credit facility, our fixed obligations could increase and result in operating covenants that would restrict our operations. We cannot be sure that any such financing will be available in amounts or on terms acceptable to us.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133, established accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 on January 1, 2001. The adoption did not have an impact on the combined financial statements.

     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB Nos. 101A and 101B, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We adopted SAB No. 101 in the fourth quarter of 2000. The adoption did not impact our combined financial statements or revenue recognition policies.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table shows, as of December 31, 2000, information about record and beneficial ownership of our shares by our directors and executive officers and by any persons known to us to be the beneficial owner of more than 5% of our common stock:

                                   Name and Address of          Amount and Nature of
        Title of Class               Beneficial Owner             Beneficial Owner             Percent of Class
----------------------------------------------------------------------------------------------------------------------
Common Stock                   Ralph Bartel                    5,910,000 shares (1)                  52%
                               800 West El Camino Real,
                               Suite 180
                               Mountain View, CA 94040
Common Stock                   Suzanne L. Durfee                     10,000 (1)                       *
                               59 Alvarado Street
                               San Francisco, CA 94110
Common Stock                   David J. Ehrlich                      10,000 (1)                       *
                               290 Beacon Street
                               San Francisco, CA 94131
Common Stock                   Suzanna Mak                           10,000 (1)                       *
                               1709 Sapphire Court
                               Davis, CA 95616
Common Stock                   Donovan Neale-May                    110,000 (1)                       1%
                               409 Sherman Avenue
                               Palo Alto, CA 94301
Common Stock                   Carol J. S. Roth                      10,000 (1)                       *
                               1643 Johnson Drive, #418
                               Buffalo Grove, IL 60089
Common Stock                   Kelly M. Urso                         10,000 (1)                       *
                               38 Brookwood Drive
                               Newton, CT 06470
Common Stock                   All directors and officers         6,070,000 shares                   54%
                                 as a group

*    Less than one percent.
(1)  Record and beneficial ownership.

                                   MANAGEMENT

     The following table sets forth, as of March 31, 2001, the name, age and position within Travelzoo of each of our directors and executive officers.

          Name                  Age                        Position
------------------------    -----------     ------------------------------------
Ralph Bartel                    35          President, Chief Executive Officer,
                                              Secretary, and Chairman of the
                                              Board of Directors
Lisa Su                         25          Controller
Suzanne L. Durfee               34          Director
David J. Ehrlich                38          Director
Suzanna Mak                     31          Director
Donovan Neale-May               48          Director
Carol J. S. Roth                28          Director
Kelly M. Urso                   35          Director

     Ralph Bartel founded Travelzoo in May 1998 and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to his founding of Travelzoo, from 1996 to 1997, Mr. Bartel served as Managing Assistant at Gruner + Jahr AG, the magazine division of Bertelsmann AG. Mr. Bartel holds a Ph.D. in Communications from the University of Mainz, Germany, an MBA in Finance and Accounting from University of St. Gallen, Switzerland, and a Master's degree in Journalism from University of Eichstaett, Germany.

     Lisa Su joined Travelzoo on October 1, 2000. From April 1999 to September 2000, Ms. Su was a Treasury Accountant for Webvan Group, Inc. Ms. Su holds a bachelor's degree in economics/accounting from Claremont McKenna College.

     Suzanne L. Durfee has served as a director since February 1999. Since 1999, Ms. Durfee has been employed as Director of Sales for BBC, a San Francisco based catering service. From 1996 to 1999, Ms. Durfee worked as a Corporate Sales Manager for Budget Rent-A-Car. From 1990 to 1996, Ms. Durfee worked as a Marketing Director for a regional charter airline. Ms. Durfee holds a bachelor's degree in communications from Southern Connecticut State University.

     David J. Ehrlich has served as a director since February 1999. Since 1998, Mr. Ehrlich has been employed by Visual Networks, Inc., where he currently holds the position of Vice President, Product Management and Strategic Partnering. Mr. Ehrlich holds a bachelor's degree in Sociology and a master's degree in Industrial Engineering from Stanford University and an MBA from Harvard Business School.

     Suzanne Mak has served as a director since February 1999. Since March 2000, she has been employed as a Deputy District Attorney for Yolo County. From 1998 to 1999, Ms. Mak served as a Judicial Officer at Stanford University. Ms. Mak received her bachelor's degree from Stanford University and her Juris Doctor degree from Santa Clara University.

     Donovan Neale-May has served as a director since February 1999. Since 1987, Mr. Neale-May has been President of Neale-May & Partners, a strategic marketing and public relations firm with 80 full-time communications professionals headquartered in Palo Alto, California.

     Carol J. S. Roth has served as a director since February 1999. From 1995 to July 2000, Ms. Roth was an investment banker at Bank of America Securities LLC. In July 2000, Ms. Roth co-founded Roth Advisors, Inc., an investment bank focusing on start-ups and early-stage growth companies. She received her bachelor's degree from The Wharton School of Business at the University of Pennsylvania.

     Kelly M. Urso has served as a director since February 1999. Since 1997, Ms. Urso has been employed by General Electric International, Inc., where she leads the expatriate tax group. Ms. Urso holds a bachelor's degree in business administration from the University of Cincinnati and a Juris Doctor degree from the Thomas M. Cooley Law School in Lansing, Michigan.

Election of Directors

     The current members of our board of directors, other than Ralph Bartel, were initially elected on November 20, 1999, at an online meeting of stockholders. They had been nominated in response to a request sent by Travelzoo to its stockholders requesting nominations to serve on the board.

Director Compensation

     We have not paid any compensation to our directors during 2000. In 1999, each director was granted 5,000 shares (10,000 after the two-for-one split) of our common stock in compensation for their services as a director. We reimburse directors for their reasonable travel expenses incurred in connection with attending board meetings.

Employment Agreements

     Ralph Bartel has entered into an employment agreement with us. His current employment agreement became effective on October 1, 2000, and provides for an annual salary of $192,000. We may terminate the agreement with or without cause by delivering two weeks' advance written notice to Mr. Bartel. He may terminate his employment agreement with or without cause by delivering two weeks' advance written notice to us.

     Mr. Bartel has agreed not to compete with us, solicit our suppliers or employees or reveal our confidential information during the term of his employment agreement and for one year thereafter. In addition, Mr. Bartel is bound by a proprietary inventions agreement which prohibits him from, among other things, disseminating or using confidential information about our business or clients in any way that would be adverse to us.

Executive Compensation

     The  following  table  sets  forth  summary   information   concerning  all
compensation we paid our Chief Executive officer during the year ended December 31, 2000. We did not pay any other executive officer over $100,000 in 2000.


                                             Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------
                                                                              Long Term
                                            Annual Compensation             Compensation
                                       -----------------------------------------------------------
                                                                          Shares Underlying           All Other
      Name and Principal Position       Salary ($)(1)   Bonus ($)            Options (#)             Compensation
----------------------------------------------------------------------------------------------------------------------
Ralph Bartel
   President, Chief Executive Officer,

   Secretary                             $ 178,000         --                    --                      --

     (1) This  compensation  was provided by Silicon  Channels.  Mr. Bartel received no compensation  directly from
Travelzoo.

Stock Option Plan

     We do not currently have any stock option plan or other equity based compensation plans in effect. Management anticipates that an employee stock option plan may be implemented in the future.

            CERTAIN TRANSACTIONS BETWEEN TRAVELZOO AND ITS AFFILIATES

Silicon Channels Corporation

     Silicon Channels Corporation, formerly an affiliate of Travelzoo Bahamas, was incorporated in California on September 28, 1998 with Ralph Bartel as the sole stockholder. Silicon Channels did business under the name "Travelzoo.com Sales, Inc." On October 10, 1998, Travelzoo.com Corporation and Silicon Channels Corporation entered into a letter agreement under which Silicon Channels agreed to manage the technical platform, marketing, customer support and billing for the classified publishing business of the Travelzoo.com website in return for a 5% commission on the quarterly net income from such business. The October 10, 1998 agreement was subsequently replaced by a Service Agreement dated January 2, 1999. In the January 2, 1999 Agreement, Silicon Channels agreed to perform all operational services with respect to the Travelzoo.com website in return for 50% of the net income before taxes generated from the operation of the Travelzoo.com website. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website were owned by Silicon Channels.

Exchange of Shares of Silicon Channels

     On January 22, 2001, Mr. Bartel, formerly the sole stockholder of Silicon Channels, and Travelzoo Delaware entered into an agreement and completed a transaction in which:

     o Mr. Bartel contributed all of the outstanding shares of Silicon Channels to Travelzoo Delaware, a newly-formed subsidiary of Travelzoo Bahamas;

     o Travelzoo Delaware issued an aggregate of 8,129,273 shares of common stock to Mr. Bartel, representing 42% of the outstanding shares; and

     o Travelzoo Delaware issued to Mr. Bartel options to acquire 2,158,349 shares of common stock of Travelzoo Delaware at an exercise price of $1.00 per share, exercisable at any time during the ten-year period following the date of issuance.

     This transaction is described in more detail in "The Merger" on page 17. The fairness opinion issued by The Mentor Group in connection with the transaction is more fully described below under "Opinion of Travelzoo Financial Advisor" on page 45. The shares of Travelzoo Delaware which are now held by Travelzoo Bahamas will be canceled as a result of the merger, as described under "The Merger" on page 17. Silicon Channels is now a wholly-owned subsidiary of Travelzoo Delaware. Travelzoo Bahamas now owns 58% of the outstanding shares of Travelzoo Delaware and Mr. Bartel owns 42% of the outstanding shares. Travelzoo Delaware will be the surviving corporation of the merger described in this proxy statement and prospectus.

     On June 21, 1999, Mr. Bartel filed with the U.S. Patent and Trademark Office to register the trademark "Travelzoo," and it was registered with the PTO on January 23, 2001. On January 22, 2001, Mr. Bartel transferred the ownership of the pending trademark "Travelzoo" to Travelzoo Delaware.

     In 2000, Mr. Bartel loaned Silicon Channels $50,000 on an unsecured basis. The loan did not bear interest and was repayable on or before December 31, 2000. On December 31, 2000, Mr. Bartel agreed to extend the loan until March 31, 2001. The loan was repaid on March 31, 2001.

Opinion of Travelzoo Financial Advisor

     The independent committee of the Travelzoo Bahamas' Board of Directors retained The Mentor Group to provide a fairness opinion in connection with the combination of the business operations of Travelzoo Delaware (a wholly-owned subsidiary of Travelzoo Bahamas) and Silicon Channels. The opinion was to be issued with respect to the fairness, from a financial point of view, to Travelzoo Bahamas and Travelzoo Delaware of the contribution of all the issued and outstanding stock of Silicon Channels (owned by Ralph Bartel, majority stockholder of Travelzoo Bahamas) to Travelzoo Delaware, in anticipation of the merger of Travelzoo Bahamas into Travelzoo Delaware. Additional information about the contribution transaction is under "The Merger" on page 17.

     On November 4, 2000, The Mentor Group orally delivered its opinion to the independent committee of the Travelzoo Bahamas Board of Directors, which it later confirmed in a written opinion, to the effect that, as of the date of the opinion and based upon and subject to various assumptions and limitations set forth in the opinion, the contribution transaction was fair to Travelzoo Bahamas and Travelzoo Delaware from a financial point of view. Travelzoo Bahamas and
Ralph Bartel determined the amount and the form of consideration through arms-length negotiations and did not base this determination on any recommendation by The Mentor Group, although The Mentor Group provided advice to Travelzoo Bahamas from time to time during the course of the negotiations and the independent committee of the Travelzoo Bahamas Board of Directors did take into consideration the opinion of The Mentor Group, among other factors, in making its determination to approve the contribution transaction. The Mentor Group was engaged solely as advisor to Travelzoo Bahamas and did not act as advisor to or agent of any other person.

     The full text of The Mentor Group's opinion which sets forth, among other things, the procedures followed, assumptions made, matters considered and limits on the review undertaken by The Mentor Group in rendering its opinion is attached as Annex F to this proxy statement and prospectus and is incorporated by this reference. References to The Mentor Group's opinion in this proxy statement and prospectus and the summary of The Mentor Group's opinion in this section are qualified in their entirety by reference to Annex F. Shareholders of Travelzoo Bahamas are urged to, and should, read The Mentor Group opinion carefully and in its entirety. The Mentor Group opinion was for the benefit of the independent committee of the Board of Directors of Travelzoo Bahamas in its consideration of the contribution transaction. The Mentor Group's opinion addressed only the fairness, from a financial point of view, to the shareholders of Travelzoo Bahamas and Travelzoo Delaware of the contribution transaction in anticipation of the pending merger. The Mentor Group did not express any view on any other aspect of the contribution transaction or any other terms of the anticipated merger. Specifically, the opinion did not address Travelzoo Bahamas' underlying business decision to enter into or to effect the contribution transaction or the merger. The Mentor Group's opinion does not constitute a recommendation to any shareholder of Travelzoo Bahamas as to how such shareholder should vote with respect to the merger, or otherwise act in respect of the merger, and shareholders should not rely upon it as such.

     In arriving at its opinion, The Mentor Group reviewed, among other things:

     o    financial statements of Travelzoo Bahamas;

     o    financial statements of Silicon Channels;

     o a draft of the Contribution Agreement between Travelzoo Delaware and Ralph Bartel; and

     o internal information, including financial forecasts and other information and data regarding Travelzoo Bahamas and Silicon Channels, provided to or otherwise discussed with The Mentor Group by the management of Travelzoo Bahamas and Silicon Channels.

     In rendering its opinion, The Mentor Group relied upon and assumed, without independent verification or assumption of responsibility, that the financial information provided to The Mentor Group had been reasonably prepared and reflected the best currently available estimates of the financial results and conditions of Travelzoo Bahamas and Silicon Channels. Further, The Mentor Group assumed, based on management's representation to The Mentor Group, that there had been no material changes in the assets, financial condition, business or prospects of Travelzoo Bahamas and Silicon Channels since the date of the most recent financial statements made available to The Mentor Group.

     The Mentor Group did not make any physical inspection or independent appraisal of any of the properties or assets of Travelzoo Bahamas or Silicon Channels. The Mentor Group's opinion is necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by The Mentor Group at the date of the fairness opinion.

     The opinion of The Mentor Group does not constitute a recommendation to any shareholder or board member as to how the shareholder or board member should vote on the proposed transaction. The Mentor Group did not express an opinion as to the prices at which any security of Travelzoo Bahamas, Travelzoo Delaware or Silicon Channels might trade in the future. The independent committee of the Travelzoo Bahamas Board of Directors was the sole intended beneficiary of the fairness opinion. The opinion states that it may not be relied upon by any other person or entity without The Mentor Group's prior expressed written consent, and that any use of the fairness opinion by a third party, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. The Mentor Group opinion is subject to further assumptions and limiting conditions as set forth in the opinion as attached as Annex F hereto.

     In arriving at its opinion, The Mentor Group performed quantitative analyses and considered a number of factors. The preparation of opinions as to the fairness of a transaction from a financial point of view involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the applications of those methods to the particular circumstances. In arriving at its opinion, The Mentor Group did not attribute any relative weight to any analysis or factor considered but rather made qualitative judgments as to the significance of each analysis and factor.

     The following is a summary of the material financial analyses performed by The Mentor Group in connection with providing its opinion to the independent committee of the Travelzoo Bahamas Board of Directors.

     Comparable Companies Trading Analysis

     The Mentor Group reviewed the stock market trading multiples and certain other financial characteristics for selected companies that The Mentor Group deemed comparable to Travelzoo Bahamas and Silicon Channels, as the case may be, because of factors such as the businesses in which the companies are engaged and the companies' market capitalization.

     Discounted Cash Flow Analysis

     The Mentor Group also used a discounted cash flow analysis to determine the value of Travelzoo Bahamas and Silicon Channels. The Mentor Group's discounted cash flow methodology forecasts the cash flows to invested capital that a typical buyer of Travelzoo Bahamas or Silicon Channels, as the case may be, would anticipate receiving through continued operations of each company over a four year period. Cash flows to invested capital are defined as earnings before interest and taxes, less corporate income tax obligations, plus non-cash expenses, plus or minus changes in working capital, less capital expenditures. These invested capital cash flows are discounted to their present value and are then added to the residual value of the fourth year projected invested capital cash flow. The residual value of the fourth year is calculated by capitalizing the invested capital cash flow projected in the fifth year and discounting that value to present value using the discount rate. The capitalization rate is calculated by subtracting the projected long-term growth rate from the discount rate. The discount rate is the required rate of return for all invested capital. In calculating the discount rate, The Mentor Group considered the weighted average cost of capital. The weighted average cost of capital is based upon

Travelzoo Bahamas' and Silicon Channels', as the case may be, invested capital structure, with a weighting on equity and interest-bearing debt. This analysis results in the fair market value of each enterprise. The fair market value of the equity would be calculated by subtracting the interest bearing debt from the fair market value of the invested capital. The Mentor Group's discounted cash flow methodology was based upon discussions with management and the projections that management created. Factors of significance to the future earnings of Travelzoo Bahamas and Silicon Channels were current management's experience and their ability to successfully meet the demands of the industry to achieve their projections.

     General Information

     The Mentor Group is an investment banking and advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities. As compensation for its services in connection with the contribution transaction, Travelzoo Bahamas has agreed to pay The Mentor Group fees of approximately $46,000 for providing financial advisory services in connection with the contribution transaction, including providing the opinion described above. In addition, Travelzoo Bahamas has agreed, among other things, to reimburse The Mentor Group for the expenses reasonably incurred in connection with its engagement (including counsel fees and expenses) and to indemnify The Mentor Group and certain related parties from certain liabilities that may arise out of its engagement by Travelzoo Bahamas, which may include certain liabilities under federal securities laws.


                     TRAVELZOO DELAWARE CHARTER AND BY-LAWS

     Upon completion of the merger, the articles of incorporation of Travelzoo Delaware will be in substantially the form set forth in Annex B and the by-laws of Travelzoo Delaware will be in substantially in the form set forth on Annex C. For a summary of the material provisions of the articles of incorporation and by-laws of, and the rights of stockholders under these articles of incorporation and by-laws, see "Description of Capital Stock" and "Comparative Rights of Stockholders."


                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 40,000,000 shares of our common stock, $.01 par value, and 5,000,000 shares of undesignated preferred stock, $.01 par value. The following description of our capital stock is subject to and qualified by our certificate of incorporation and by-laws, which are included as Annexes to this proxy statement and prospectus, and by the provisions of applicable Delaware law.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights.

     We will have the right to redeem all, but not less than all, of the outstanding common stock held by a stockholder who either revokes consent to electronic notice and communications from us or fails to provide such consent at our request. In that event, the redemption price per share will be equal to:

     o if there is no public market for our common stock, the fair market value per share of our common stock as determined by our Board of Directors, or

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

     o if our common stock has an established public trading market, the market value per share of the common stock on such then current date or for such then current period as shall be determined by our Board of Directors.

     We must exercise our right to redeem our common stock by providing each holder from whom we will redeem shares of Travelzoo stock written notice by electronic mail, facsimile or overnight courier. Such written notice must indicate the anticipated date on which we will redeem the shares.

Preferred Stock

     Our board of directors has the authority, without action by the stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include:

     o    restricting dividends on our common stock;

     o    diluting the voting power of our common stock;

     o    impairing the liquidation rights of our common stock; or

     o delaying or preventing a change of control of us without further action by our stockholders.

     At the completion of the merger, no shares of our preferred stock will be outstanding, and we have no present plans to issue any shares of our preferred stock.

Anti-Takeover  Effects of Our  Certificate  of  Incorporation  and  By-laws  and
   Delaware Law

     Some provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

     o    acquisition of us by means of a tender offer;

     o    acquisition of us by means of a proxy contest or otherwise; or

     o    removal of our incumbent officers and directors.

     These provisions are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Stockholder Meetings

     Under our by-laws, only our Chairman of the Board, our President or our board of directors may call special meetings of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

     Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors.

Delaware Anti-Takeover Law

     Section 203 of the Delaware General Corporation Law generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. Section 203 may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, and may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting

     Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

     The authorization of undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.


                           BOOK-ENTRY SHARE OWNERSHIP

     The share register of Travelzoo Bahamas has been maintained electronically, and share certificates have not been issued. Ownership of the shares of Travelzoo Delaware will also be on a book-entry basis initially, and we will encourage our stockholders to continue holding their shares in book-entry form, and effecting any purchases or sales of their shares on a book entry basis. On exchange of your shares of common stock of Travelzoo Bahamas for shares of common stock of Travelzoo Delaware, your ownership interest will be credited to an account maintained in your name by the firm we designate as our registrar and transfer agent. Stockholders will have the right to request that share certificates be issued to them, but we expect to charge a fee for such issuance.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     As permitted by Delaware law, the certificate of incorporation of Travelzoo Delaware provides that no director will be personally liable to Travelzoo Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to Travelzoo or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

     The certificate of incorporation of Travelzoo Delaware further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

     Travelzoo Delaware has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require us to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Travelzoo, arising out of such person's services as a director or officer of Travelzoo, any subsidiary of Travelzoo or any other company or enterprise to which the person provides services at our request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     As a result of the merger, the stockholders of Travelzoo Bahamas, whose rights are currently governed by the Bahamas International Business Companies Act 2000, and the memorandum and articles of association of Travelzoo, will become stockholders of Travelzoo Delaware, whose rights will be governed by Delaware law, the Travelzoo Delaware certificate of incorporation and the Travelzoo Delaware by-laws. The following discussion identifies the material differences between the rights of corporate stockholders under Bahamian law and Delaware law generally and specifically with respect to stockholders of Travelzoo Bahamas and stockholders of Travelzoo Delaware pursuant to their respective charters and by-laws. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the applicable provisions of the BIBC, the DGCL, the Travelzoo Bahamas memorandum and articles and the Travelzoo Delaware certificate and by-laws.

Election of Directors

     Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a by-law provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial by-law or a by-law adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the by-laws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director.

     The Travelzoo Delaware board of directors, which will consist of seven members following completion of the merger, will not have staggered terms for directors and will not be divided into classes. Subject to certain restrictions, nominations to the Travelzoo Delaware board of directors may be made by either the board or stockholders. Each share of Travelzoo Delaware common stock is entitled to one vote per share with respect to the election of directors (and each other matter coming before any meeting of the stockholders). Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The Travelzoo Delaware certificate does not provide for cumulative voting, so stockholders holding more than 50% of the outstanding shares entitled to vote may be able to elect all members of the board of directors. Ralph Bartel will hold more than 50% of the outstanding shares.

     Under Bahamian law, directors are elected by stockholders for such term as the stockholders may prescribe. The articles of a company may authorize the stockholders to elect directors for such term as they prescribe. Currently, the Travelzoo Bahamas articles of association provide that the number of members of the Travelzoo Bahamas board of directors shall be at least two, but not more than seven. The Travelzoo Bahamas memorandum of association and the Travelzoo Bahamas articles of association do not provide for a staggered board of directors. Under Bahamian law, all shares vote as one class and each whole share has one vote unless the memorandum or articles state otherwise. The Travelzoo Bahamas memorandum and articles do not provide for cumulative voting.

Removal of Directors

     Under Delaware law, non-classified directors or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the directors.

     Under Bahamian law, a director remains in office until his or her successor takes office, or until his or her death, resignation or removal. If the director is a company then it remains in office until the making of an order for winding up or dissolution or in the event the company becomes defunct. A director can be removed if not less than three directors request his or her resignation in writing unless the memorandum or articles or any unanimous agreement of the stockholders limit this right. A director may resign by giving written notice to the company expressing the intent to resign.

Action by Written Consent

     Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Travelzoo Delaware certificate of incorporation does not limit such action by written consent.

     Bahamian law provides that, unless limited by the memorandum, articles or any unanimous stockholder agreement, any action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing, telex, telefax, telegram, cable or other written electronic communication. Bahamian law does not require notice under this provision. Also, unless limited by the memorandum or articles, stockholders may take any action that may be taken by members at a meeting by resolution of all members consented to in writing, telex, telefax, cable or other written electronic communication. As with consents of directors, no notice is required under this provision. The Travelzoo Bahamas memorandum and articles do not limit or prohibit taking action by written consent.

Amendments to Charter

     Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Travelzoo Delaware certificate of incorporation does not require a higher vote to amend its terms and provisions.

     Under Bahamian law, unless the memorandum or articles limit amendment, the memorandum may be amended by resolution of the directors or stockholders. A copy of any resolution authorizing the amendment to the memorandum shall be submitted to the Registrar with proper authentication. The amendment will take effect from the time it is registered with the Registrar. Companies and directors that willfully and knowingly do not permit the amendment to be submitted to the Registrar are subject to monetary penalties. The Travelzoo Bahamas memorandum of association provides that the memorandum may be amended by the directors or the stockholders.

Amendments to By-laws

     Delaware law provides that a corporation's by-laws may be amended by that corporation's stockholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's by-laws also may be conferred on the corporation's directors. The Travelzoo Delaware by-laws provide that the board of directors may amend, repeal or alter the by-laws, but the stockholders may make additional by-laws and may alter or repeal any by-law whether or not adopted by the directors.

     Under Bahamian law, unless the memorandum or articles limit amendment, the articles may be amended by resolution of the directors or stockholders. A copy of any resolution authorizing the amendment to the articles shall be submitted to the Registrar with proper authentication. The amendment will take effect from the time it is registered with the Registrar. Companies and directors that willfully and knowingly do not permit the amendment to be submitted to the Registrar are subject to monetary penalties. The Travelzoo Bahamas articles of association provide that they may be amended by the directors or the stockholders.

Special Meetings of Stockholders

     Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or by-laws. The Travelzoo Delaware by-laws provide that special meetings may only be called by the Travelzoo Delaware board of directors, the Chairman of the Travelzoo Delaware board or the President of Travelzoo Delaware.

     Bahamian law provides that meetings of the stockholders may be called by the directors of the company, unless the memorandum, articles or a unanimous stockholder agreement provide otherwise. In addition, subject to any provision in the memorandum, articles or a unanimous stockholder agreement, stockholders comprising more than 50% of the votes of outstanding shares may, by written request, compel the directors to convene a meeting of the stockholders. The Travelzoo Bahamas articles provide that a special meeting may be called by the Travelzoo Bahamas board of directors or two or more stockholders.

Vote on Extraordinary Corporate Transactions

     Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a the holders of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to Travelzoo Delaware and its stockholders.

     Bahamian law provides that any sale, transfer, lease, exchange or other disposition of more than 50%, by value, of the company must first be approved by the directors. Second, the directors must submit the proposal to the stockholders for authorization by a resolution of the stockholders. If a stockholders meeting is to be called, the company must provide stockholders notice of the meeting with an outline of the transaction, whether or not they are entitled to vote. If it is proposed to obtain written consent, then an outline of the transaction must be given to every stockholder whether or not such stockholder is entitled to vote on the transaction.

Rights of Inspection

     Delaware law allows any stockholder of a Delaware corporation, upon written demand under oath stating the purpose thereof, to have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

     Bahamian law allows any stockholder, or his or her representative, of a Bahamas corporation, upon written request specifying a proper purpose, the right to inspect the books, records, minutes and consents kept by the company and to make copies or extracts thereof. The purpose must be reasonably related to the stockholder's interest. If, by resolution of the directors, the company determines that the request is not in the best interest of the company, it may deny the request. A stockholder has the right to pursue a judicial remedy within 90 days of receiving notice of a company's refusal to provide access to the records.

Dividends

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of a surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Travelzoo Delaware certificate of incorporation contains no additional restrictions on the declaration or payment of dividends.

     Under Bahamian law, subject to any limitations in the memorandum or articles of a company incorporated under Bahamian law, directors may declare and pay dividends in money, shares or property. The declaration will be made by a resolution of the directors. The directors may only make the declaration if immediately after paying the dividend the company will be able to meet all of its liabilities in the ordinary course of business and the realizable value of its assets will be equal to or greater than its total liabilities (excluding deferred taxes) and its issued and outstanding share capital. The realizable value of the assets as determined by the directors is conclusive unless a question of law is involved. The Travelzoo Bahamas articles contain substantially similar provisions as the BIBC, and also provide that dividends may be paid to one class of stockholder to the exclusion of other classes or paid in unequal amounts.

Indemnification and Limitation of Liability of Directors and Officers

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Travelzoo Delaware certificate of incorporation limits the personal liability of Travelzoo Delaware's directors for monetary damages to the fullest extent permissible under applicable law.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because such person is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him or her who successfully defends a proceeding to which such person was a party because he or she was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the by-laws, a vote of stockholders or disinterested directors, agreement or otherwise. As described under "Indemnification of Directors and Officers" on page 50, the Travelzoo Delaware by-laws provide for indemnification to the fullest extent not prohibited by law.

     Under Bahamian law, subject to any limitations in the memorandum, articles or in any unanimous stockholder agreement, a company incorporated in the Bahamas may indemnify certain parties against all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings in certain situations. Specifically, any person who is or was a party, or is threatened to be made a party to a threatened, pending, or completed civil, criminal, administrative or investigative proceeding by reason of the fact that such person is or was a director, officer or liquidator may be indemnified. Also any person who serves or was serving as a director officer or liquidator of another company at the request of the indemnifying company may be indemnified. Persons will only be indemnified if they acted honestly and in good faith with a view to the best interest of the company, and with respect to criminal proceedings, they had no reasonable cause to believe that the conduct was unlawful. Absent fraud, the decision of the directors as to the nature of the conduct of the party seeking indemnification is conclusive unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the refusal of the plaintiff or prosecutor to continue the case will not, by itself, preclude indemnification. The successful defense of any proceedings necessarily lead to the companies indemnification of all reasonable expenses associated with the judgment, fines, and amounts paid in settlement in connection with the proceedings. The Travelzoo Bahamas articles authorize indemnification of its officers and directors to the fullest extent permitted by Bahamian law.

Appraisal Rights of Dissenting Stockholders

     Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party. The corporation must notify its stockholders at least 20 days prior to the stockholders meeting at which the merger will be voted upon that such appraisal rights are available. In order to exercise the stockholder's right to dissent, the stockholder must provide the company with a written demand for appraisal before the vote on the merger.

     Within 10 days after the effective date of the merger, the surviving corporation shall notify each dissenting stockholder who did not vote in favor of the merger. Within 20 days after the mailing of such notice any stockholder entitled to appraisal rights may make a written demand to the surviving corporation for appraisal.

     Within 120 days after the effective date of the merger, the surviving corporation or any stockholder entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of such stockholder. Also within 120 days after the effective date of the merger, any stockholder entitled to appraisal rights is entitled to a statement from the surviving corporation of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     At a hearing on any petition filed with the court, the court will determine which stockholders have complied with the appraisal rights process and are entitled to appraisal rights. After determining the stockholders entitled to appraisal, the court will appraise the shares and determine their fair value and the surviving company shall pay such fair value immediately for those stockholders without certificates and upon surrender of the certificates for those stockholders with certificates.

     Under Bahamian law, a stockholder of a Bahamian corporation is generally entitled to demand appraisal and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation or the shares of which he or she holds, is a party. In addition, under Bahamian law, with permission of the court, stockholders have the right to dissent in the event of a sale, transfer, lease, exchange or other disposition of more than 50% of the assets of the company, certain redemptions of minority stockholders and certain reorganizations. In order to exercise the stockholder's right to dissent, the stockholder must give written notice to the company at or before the stockholders meeting at which the merger will be voted upon. Such written notice shall include a statement that the stockholder proposes to demand payment for his shares if the action is taken. Within 20 days after the date on which the vote of stockholders authorizing the merger is taken, the company shall give written notice of the authorization or consent to each stockholder who has given written objection. Within 20 days after the date on which the copy of the plan of merger or an outline thereof was given to the stockholder, a dissenting stockholder must give written notice to the company of his or her decision to elect to dissent, provided that a stockholder who dissents must dissent with respect to all shares that he or she holds in the company. Such notice must state:

     o    the stockholder's name and address;

     o the number and classes or series of shares in respect of which he or she dissents; and

     o    a demand for payment of the fair value of the shares.

     Upon the giving of a notice of election to dissent, the stockholder who gave the notice will no longer have any of the rights of a stockholder of the company except the right to be paid the fair value of his or her shares. Within seven days immediately following the date of the expiration of the period within which stockholders may give their notices of election to dissent, or within seven days immediately following the date on which the proposed merger becomes effective, whichever is later, the surviving company of the merger shall make a written offer to each dissenting stockholder to purchase his or her shares at a specified price that the company determines to be their fair value. Unlike under Delaware law, the parties may mutually agree on the value of the shares. If, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting stockholder agree upon the price to be paid for his or her shares, the company shall pay to the stockholder the amount in money upon the surrender of the certificates representing such shares.

     If the company and a dissenting stockholder fail within such 30 day period to agree on the price to be paid for the shares owned by the stockholder, within 20 days immediately following the date on which the 30 day period expires, the following shall apply:

     o the company and the dissenting stockholder shall each designate an appraiser;

     o the two designated appraisers together shall designate a third appraiser;

     o the three appraisers shall fix the fair value of the shares owned by the dissenting stockholder as of the close of business on the day prior to the date on which the vote of stockholders authorizing the merger was taken, and that value is binding on the company and the dissenting stockholder for all purposes; and

     o the company shall pay to the stockholder the amount in money upon the surrender by him or her of the certificates representing the shares.

Preemptive Rights

     Neither Delaware nor Bahamian law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate of incorporation or articles of association. Neither the Travelzoo Delaware certificate of incorporation nor the Travelzoo Bahamas articles of association provide for preemptive rights.

Stockholder Suits

     Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his or her own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself or herself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. As noted above, Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit, and the Travelzoo Delaware certificate of incorporation eliminates, the personal liability of a director to the corporation and its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Bahamian law does not provide for stockholder suit causes of actions or methods of commencing suit.

Business Combination Restrictions

     In general, Delaware law prevents an "interested stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder. The term "business combination" includes mergers or consolidations with an interested stockholder and certain other transactions with an interested stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of such corporation) to or with the interested stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the interested stockholder, except pursuant to certain transfers in a conversion or exchange or a pro rata distribution to all stockholders of the corporation or certain other transactions, none of which increases the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary, which is owned by the interested stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the interested stockholder); or (iv) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

     The three-year moratorium may be avoided if: (i) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The business combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the corporation by action by the holders of a majority of the voting stock of the corporation approves an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the statute (effective twelve
(12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an interested stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders. The statute also does not apply to certain business combinations with an interested stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with board approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an interested stockholder during the previous three years. Travelzoo Delaware is subject to the business combination restrictions described above.

     Under Bahamian law there are no restrictions on business combinations of International Business Companies other than as described above under "Vote on Extraordinary Corporate Transactions."


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on form S-4 to register the shares of common stock of Travelzoo Delaware which will be issued in the merger. This proxy statement and prospectus is a part of that registration statement. As allowed by the SEC rules, this proxy statement and prospectus does not contain all the information you can find in the registration statement or the exhibits to that registration statement. For further information with respect to us, reference is made to the registration statement and the exhibits to that registration statement. Statements in this proxy statement and prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this proxy statement and prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits. You can obtain a copy of the registration statement and the exhibits through the SEC, at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and applicable copy charges.


                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the common stock of Travelzoo Delaware to be issued in the merger.


                                     EXPERTS

     The combined balance sheets of Travelzoo.com Corporation and affiliate as of December 31, 1999 and 2000, and the related combined statements of operations, stockholders' equity, and cash flows for the period from May 21, 1998 (inception) to December 31, 1998 and for each of the years in the two-year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE



                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                        Page

      Independent Auditors' Report......................................F-2

      Combined Balance Sheets...........................................F-3

      Combined Statements of Operations.................................F-4

      Combined Statements of Stockholders' Equity.......................F-5

      Combined Statements of Cash Flows.................................F-6

      Notes to Combined Financial Statements............................F-7

                          Independent Auditors' Report



The Board of Directors and Stockholders
Travelzoo.com Corporation:


We have audited the accompanying combined balance sheets of Travelzoo.com Corporation and affiliate (collectively, the Companies) as of December 31, 1999 and 2000, and the related combined statements of operations, stockholders' equity, and cash flows for the period from May 21, 1998 (inception) to December 31, 1998 and for each of the years in the two-year period ended December 31, 2000. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements include the accounts of Travelzoo.com Corporation and affiliate, as defined in Note 1. The combined financial statements present the combined accounts of entities majority-owned by a principal stockholder engaged in the operation of the www.Travelzoo.com website.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Travelzoo.com Corporation and affiliate as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from May 21, 1998 (inception) to December 31, 1998 and for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.







                                          /s/ KPMG LLP

Mountain View, California
March 22, 2001

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE

                             Combined Balance Sheets

                                                                                                   December 31,
                                                                                               ---------------------
                                    Assets                                                1999                  2000
                                                                                    ------------------   -------------------
Current assets:
     Cash                                                                       $          11,130                45,586
     Accounts receivable, less allowance for doubtful accounts
        of $10,000 and $145,144 as of December 31, 1999
        and 2000, respectively                                                            327,542               783,960
     Deposits                                                                               8,186               110,752
     Prepaid expenses and other current assets                                             18,233               110,998
     Deferred income taxes                                                                 14,676               111,113
                                                                                    ------------------   -------------------

                 Total current assets                                                     379,767             1,162,409

Deferred income taxes                                                                       2,510                 2,115
Property and equipment, net                                                                22,519               194,315
Intangible asset, net                                                                          --               196,667
                                                                                    ------------------   -------------------

                 Total assets                                                   $         404,796             1,555,506
                                                                                    ==================   ===================

                     Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable                                                           $          63,806               176,892
     Accrued expenses                                                                      22,700               166,653
     Deferred revenue                                                                       5,800                 2,500
     Income tax payable                                                                    43,923               523,804
     Payroll taxes payable                                                                 54,709                47,210
     Payable to employee                                                                   16,500                 9,400
     Payable to principal stockholder                                                       1,047                50,216
                                                                                    ------------------   -------------------

                 Total current liabilities                                                208,485               976,675

Deferred income taxes                                                                       2,022                 4,683
                                                                                    ------------------   -------------------

                 Total liabilities                                                        210,507               981,358
                                                                                    ------------------   -------------------

Commitments and contingency

Stockholders' equity:
     Common stock                                                                          60,000                78,173
     Retained earnings                                                                    134,289               495,975
                                                                                    ------------------   -------------------

                 Total stockholders' equity                                               194,289               574,148
                                                                                    ------------------   -------------------

                 Total liabilities and stockholders'
                    equity                                                      $         404,796             1,555,506
                                                                                    ==================   ===================

See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE

                        Combined Statements of Operations


                                                             Period from May
                                                                21, 1998
                                                             (inception) to        Years ended December 31,
                                                              December 31,     ----------------------------------
                                                                  1998              1999              2000
                                                            -----------------  ----------------  ----------------
   Revenues:
     Advertising                                          $          57,327           893,244         3,852,066
     Commissions                                                     26,774            61,015            97,451
                                                            -----------------  ----------------  ----------------
       Total revenues                                                84,101           954,259         3,949,517
   Cost of revenues                                                  25,362           132,803           282,195
                                                            -----------------  ----------------  ----------------
       Gross profit                                                  58,739           821,456         3,667,322
                                                            -----------------  ----------------  ----------------
   Operating expenses:
     Sales and marketing                                              1,595           350,720         1,484,495
     General and administrative                                      22,046           326,686         1,201,982
     Merger expenses                                                     --                --           231,303
       Total operating expenses                                      23,641           677,406         2,917,780
                                                            -----------------  ----------------  ----------------
       Income before income taxes                                    35,098           144,050           749,542
   Income taxes                                                       6,213            38,646           387,856
                                                            -----------------  ----------------  ----------------
       Net income                                         $          28,885           105,404           361,686
                                                            =================  ================  ================
   Pro forma net income per share (Note 10):
     Pro forma basic and diluted net income per share
                                                          $              --              0.01              0.02
                                                            =================  ================  ================
     Shares  used in  computing  pro  forma  basic  net
       income per share                                           9,431,741        19,323,064        19,372,791
                                                            =================  ================  ================

     Shares  used in  computing  pro forma  diluted net
       income per share                                           9,431,741        19,355,147        19,466,810
                                                            =================  ================  ================

See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE

                   Combined Statements of Stockholders' Equity
            Period from May 21, 1998 (inception) to December 31, 2000

                                                            Common Stock
                                    --------------------------------------------------------------------------------------------
                                             Travelzoo.com               Silicon Channels
                                              Corporation                  Corporation                        Total
                                    -------------------------------- -----------------------------   Retained    stockholders'
                                        Shares            Amount        Shares          Amount       earnings        equity
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Issuance of common stock                11,155,874    $     10,000         1,000    $     50,000            --          60,000
Net income                                      --              --            --              --        28,885          28,885
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Balances, December 31, 1998             11,155,874          10,000         1,000          50,000        28,885          88,885
Net income                                      --              --            --              --       105,404         105,404
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Balances, December 31, 1999             11,155,874          10,000         1,000          50,000       134,289         194,289
Issuance   of  common   stock   upon
  exercise of options                       70,000           3,500            --              --            --           3,500
Stock-based compensation expense
                                                --           9,221            --              --            --           9,221
Issuance   of   common    stock   to
  directors                                 70,000           5,452            --              --            --           5,452
Net income                                      --              --            --              --       361,686         361,686
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Balances, December 31, 2000             11,295,874    $     28,173         1,000    $     50,000       495,975         574,148
                                    ================   ============= =============   ============= ============= ===============

See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION

                                  AND AFFILIATE

                        Combined Statements of Cash Flows

                                                        Period from May 21,
                                                        1998 (inception) to            Years ended December 31,
                                                           December 31,       -------------------------------------------
                                                               1998                   1999                  2000
                                                       ------------------------------------------------------------------
 Cash flows from operating activities:
  Net income                                               $ 28,885                  105,404                  361,686
     Adjustments to reconcile net income to net
       cash (used in) provided by operating
       activities:
    Depreciation and amortization                               974                    5,795                   54,914
    Deferred income taxes                                    (4,294)                 (10,870)                 (93,381)
    Provision for losses on accounts receivable
                                                               --                     10,000                  135,144
    Loss on disposal of fixed assets                           --                       --                      4,212
    Stock-based compensation expense                           --                       --                      9,221
    Changes in operating assets and liabilities:
      Accounts receivable                                   (56,736)                (280,806)                (591,562)
      Deposits                                               (3,131)                  (5,055)                (102,566)
      Prepaid expenses and other current assets
                                                             (7,699)                 (10,534)                 (92,765)
      Accounts payable                                        8,476                   55,330                  113,086
      Accrued expenses                                         --                     22,700                  149,405
      Deferred revenue                                         --                      5,800                   (3,300)
      Income tax payable                                      9,457                   34,466                  479,881
      Payroll taxes payable                                    --                     54,709                   (7,499)
      Payable to employee                                      --                     16,500                   (7,100)
      Payable to principal stockholder                         --                      1,047                     (831)
                                                           --------                 --------                 --------
        Net cash (used in) provided by operating
         activities                                         (24,068)                   4,486                  408,545
                                                           --------                 --------                 --------
Cash flows from investing activities:
  Purchases of property and equipment                       (11,687)                 (17,601)                (227,589)
  Purchase of intangible asset                                 --                       --                   (200,000)
  Loan receivable from principal stockholder                (12,000)                  12,000                     --
                                                           --------                 --------                 --------
      Net cash used in investing activities                 (23,687)                  (5,601)                (427,589)
                                                           --------                 --------                 --------
Cash flows from financing activities:
  Proceeds from issuance of common stock                     60,000                     --                      3,500
  Loans from principal stockholder                             --                       --                     50,000
                                                           --------                 --------                 --------
      Cash provided by financing activities                  60,000                     --                     53,500
                                                           --------                 --------                 --------
Net increase (decrease) in cash                              12,245                   (1,115)                  34,456
Cash at beginning of period/year                               --                     12,245                   11,130
                                                           --------                 --------                 --------
Cash at end of period/year                                 $ 12,245                   11,130                   45,586
                                                           ========                 ========                 ========
Supplemental disclosure of cash flow information:
  Cash paid during period/year for income taxes
                                                           $  1,050                   15,050                    1,356
                                                           ========                 ========                 ========

See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE

                     Notes to Combined Financial Statements
                           December 31, 1999 and 2000

1)   Summary of Significant Accounting Policies

     (a)  Description of Business

          The accompanying combined financial statements include the accounts of Travelzoo.com Corporation and its affiliate Silicon Channels Corporation dba Travelzoo.com Sales, Inc. and wholly owned subsidiary Travelzoo.com Canada, Inc. (collectively the Companies). Travelzoo.com Corporation was incorporated in the Bahamas on May 21, 1998. Silicon Channels Corporation was incorporated in California on September 28, 1998 and its wholly owned subsidiary Travelzoo.com Canada, Inc., was incorporated in Canada on November 14, 2000. The Companies operate the www.Travelzoo.com website that provides an on-line advertising medium for the travel industry.

     (b)  Basis of Presentation

          These combined financial statements present the Companies on a combined basis because of their common ownership by Mr. Ralph Bartel (the Principal Stockholder), and because these entities combined represent the historical operations of the www.Travelzoo.com website business. As of December 31, 2000, the Principal Stockholder owned 100% of the outstanding common stock of Silicon Channels Corporation and approximately 52% of the outstanding common stock of Travelzoo.com Corporation. The 48% of Travelzoo.com Corporation common stock not owned by the Principal Stockholder is owned by approximately 700,000 individual stockholders.

          On October 10, 1998, Travelzoo.com Corporation and Silicon Channels Corporation entered into an agreement whereby Silicon Channels agreed to manage the technical platform, marketing, customer support, and billing for the classified publishing business of the
          www.Travelzoo.com website in return for a 5% commission on the quarterly net income from such business. The October 10, 1998 agreement was subsequently replaced by a Service Agreement dated January 2, 1999. In the January 2, 1999 agreement, Silicon Channels agreed to perform all operation services for www.Travelzoo.com website in return for 50% of the income before income taxes generated by the website. All assets, other than the domain name, www.Travelzoo.com, used in the operation of the www.Travelzoo.com website are owned by Silicon Channels. The income share transactions and all other intercompany transactions have been eliminated on combination.

     (c)  Use of Estimates

          Management of the Companies have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

     (d)  Property and Equipment

          Property and equipment is stated at cost, net of accumulated depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets of three years.

     (e)  Intangible Assets

          In December 2000, the Companies purchased the Internet domain name Weekend.com for cash of $200,000. The intangible asset is stated at cost, net of accumulated amortization and is being amortized on a straight-line basis over the estimated useful life of five years.

     (f)  Revenue Recognition

          In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB Nos. 101A and 101B, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. The Companies adopted SAB No. 101 in the fourth quarter of 2000. The adoption did not impact the
          Companies' combined financial statements or revenue recognition policies.

          Revenue consists of advertising and commissions from e-commerce transactions. Advertising revenues are derived principally from the sale of display advertising, classified advertising, and banner advertising on the www.Travelzoo.com website. Commissions are derived from bookings of travel services through customer advertising on the www.Travelzoo.com website.

          Advertising revenues are recognized in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain at the end of the period, and collection of the resulting receivable is reasonably assured. If advertising is displayed within one month, revenues are recognized at the end of the display period. If advertising is displayed over two or more months, revenues are recognized ratably over the period. To the extent that the minimum guaranteed impressions are not met during the contract period, the Companies defer recognition of the corresponding revenues until the guaranteed impressions are achieved. Fees for banner advertising are recognized based on the number of impressions displayed or clickthroughs delivered during the period.

          The Companies have outsourced part of their advertising sales and production activities to DoubleClick, Inc. (DoubleClick). Under the terms of the agreement with DoubleClick, the Companies receive a portion of the revenue received by DoubleClick from customers for the display of advertising on the www.Travelzoo.com website. The Companies record these revenues on a net basis. The gross revenue received by
          DoubleClick from advertising on the www.Travelzoo.com website was $95,170, $137,159, and $430,130 for the period from May 21, 1998
          (inception) to December 31, 1998 and the years ended December 31, 1999 and 2000, respectively. The Companies' share of this income, which has been recorded as revenue, was $47,144, $66,691, and $231,885 for the period from May 21, 1998 (inception) to December 31, 1998 and the years ended December 31, 1999 and 2000, respectively.

          Commissions are recorded as the net amount received by the Companies and are recognized in the period in which the commissions earned are reported to the Companies by the e-commerce partner.

          Revenues from advertising barter transactions are recognized in the period during which the advertisements are displayed on the www.Travelzoo.com website. Expenses from barter transactions are recognized in the period during which the advertisements are displayed on the barter partner's website. Barter transactions are recorded at the fair value of the advertising provided based on cash received by the Companies for transactions involving similar types of advertising during the six months preceding the transaction in accordance with Emerging Issues Task Force (EITF) Issue No. 99-17, Accounting for Advertising Barter Transactions. The amounts included in advertising revenues and sales and marketing expenses for barter transactions were $-0-, $83,000, and $37,000 for the period from May 21, 1998
          (inception) to December 31, 1998 and the years ended December 31, 1999 and 2000, respectively.

     (g)  Advertising Costs

          Advertising costs are expensed as incurred. Advertising costs (including barter advertising) amounted to $1,595, $169,374, and $1,161,800 for the period from May 21, 1998 (inception) to December 31, 1998 and the years ended December 31, 1999 and 2000, respectively.

     (h)  Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i)  Impairment of Long-Lived  Assets and Long-Lived  Assets to Be Disposed
          Of

          The Companies account for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (j)  Stock-Based Compensation

          As allowed under SFAS No. 123, Accounting for Stock-Based Compensation, the Companies have elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock awards to employees. Deferred stock-based compensation for options granted to employees is determined as the excess of the deemed fair market value of the Companies' common stock over the exercise price on the date options were granted. Expense associated with stock-based compensation is amortized over the vesting period of the individual award.

     (k)  Website Development Costs

          Prior to June 30, 2000, website development costs were expensed as incurred. The Companies adopted EITF Issue No. 00-02, Accounting for Website Development Costs, on June 30, 2000. The adoption of EITF Issue No. 00-02 did not have a significant impact on the combined financial statements. Subsequent to the adoption of EITF No. 00-02, no website development costs that qualify for capitalization have been incurred.

     (l)  Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133, establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Companies will adopt SFAS No. 133 on January 1, 2001. The adoption will not have an impact on the combined financial statements.

     (2)  Allowance for Doubtful Accounts

          The details of changes to the Companies' allowance for doubtful accounts are as follows:

Balance at May 21, 1998 (inception)                      $                --
    Additions - charged to costs and expenses                             --
    Deductions                                                            --
                                                            --------------------

Balance at December 31, 1998                                              --
    Additions - charged to costs and expenses                         10,000
    Deductions                                                            --
                                                            --------------------

Balance at December 31, 1999                                          10,000
    Additions - charged to costs and expenses                        135,144
    Deductions                                                            --
                                                            --------------------

Balance at December 31, 2000                             $           145,144
                                                            ====================

     (3)  Property and Equipment

          Property and equipment consisted of the following:

                                                    December 31,
                                        -------------------------------------
                                              1999               2000
                                        ------------------ ------------------
Computer hardware and software        $           12,214            182,461
Office equipment                                  17,074             65,407
                                        ------------------ ------------------
                                                  29,288            247,868
Less accumulated depreciation                      6,769             53,553
                                        ------------------ ------------------
Total                                 $           22,519            194,315
                                        ================== ==================

     (4)  Payable to Employee

          Payable to employee represents expense reimbursements payable to an employee.


     (5)  Payable to Principal Stockholder

          Payable to principal stockholder includes unsecured loans payable of $-0- and $50,000, and expense reimbursements payable of $1,047 and $216 as of December 31, 1999 and 2000, respectively. The loans do not bear interest and are repayable on or before March 31, 2001.


     (6)  Common Stock

          (a)  Travelzoo.com Corporation

               As of December 31, 1999 and 2000, authorized common stock of Travelzoo.com Corporation comprises 2,000,000 shares of series $0.01 par value common stock and 18,000,000 shares of series $-0-par value common stock. Issued and outstanding common stock comprises 2,000,000 shares of series $0.01 par value common stock as of December 31, 1999 and 2000 and 9,155,874 and 9,295,874
               shares of series $-0- par value common stock as of December 31 1999 and 2000, respectively. All series of common stock in Travelzoo.com Corporation have identical rights.

               On September 2, 1998, Travelzoo.com Corporation issued 2,000,000 shares of series $0.01 par value and 4,000,000 shares of series $-0- par value common stock to the principal stockholder for cash proceeds of $10,000. On the same date, Travelzoo.com Corporation also issued for $-0- consideration, 5,155,874 shares of series $-0- par value common stock to approximately 700,000 individuals who had applied for shares during the period from May to July 1998 via the www.Travelzoo.com website.

               On February 20, 1999, a stock program for directors was adopted providing that each director of Travelzoo.com Corporation will receive 10,000 shares of Travelzoo.com Corporation's common stock as compensation for their services provided in 1999, and that if a director vacated his office prior to year-end, the number of shares of common stock earned will be prorated for the period served. Under this program, the directors earned a total of 70,000 shares of common stock for services provided in 1999. Compensation expense based on the fair value of the stock on the date of grant of $5,452 was accrued in the combined income statements for the year ended December 31, 1999, and the shares of common stock were issued in December 2000. No grant of stock to directors was made in 2000.

               In March 2000, the Board of Directors of Travelzoo.com Corporation authorized a 2-for-1 stock split of Travelzoo.com Corporation's common stock. This stock split was effective as of December 1, 2000. All affected share amounts in the accompanying combined financial statements and notes have been presented to reflect retroactively this stock split.

               During 2000, Travelzoo.com Corporation granted to an employee of Silicon Channels Corporation options to purchase 334,676 shares of common stock with an exercise price of $0.05. Compensation expense measured using the intrinsic-value method and recognized on a straight-line basis over the two-year vesting period of $9,221 is included in the combined statement of operations for the year ended December 31, 2000. In September 2000, upon the termination of the employee, 70,000 options were fully vested under the original terms of the grant and the remaining unvested options were forfeited. The 70,000 vested options were exercised in September 2000. There are no outstanding stock options as of December 31, 2000.

          (b)  Silicon Channels Corporation

               As of December 31, 1999 and 2000, authorized common stock of Silicon Channels Corporation comprises 10,000 shares of $-0- par value. During 1998, Silicon Channels Corporation issued 1,000 shares of common stock to the Principal Stockholder for cash proceeds of $50,000. These shares were outstanding as of December 31, 1999 and 2000.

     (7)  Income Taxes

          Income tax expense for the period from May 21, 1998 (inception) to December 31, 1998 and years ended December 31, 1999 and 2000, consisted of the following:

                              Current          Deferred             Total
                          -----------------  ---------------  ------------------
1998:
     Federal                        6,430            (3,630)             2,800
     State                          3,827              (664)             3,163
     Foreign                          250                --                250
                          -----------------  ---------------  ------------------
                        $          10,507            (4,294)             6,213
                          =================  ===============  ==================
1999:
     Federal                       35,013            (9,473)            25,540
     State                         14,253            (1,397)            12,856
     Foreign                          250                --                250
                          -----------------  ---------------  ------------------
                        $          49,516           (10,870)            38,646
                          =================  ===============  ==================
2000:
     Federal                      380,265           (79,706)           300,559
     State                        100,722           (13,675)            87,047
     Foreign                          250                --                250
                          -----------------  ---------------  ------------------
                        $         481,237           (93,381)           387,856
                          =================  ===============  ==================

     Income tax expense for the period from May 21, 1998 (inception) to December 31, 1998 and the years ended December 31, 1999 and 2000, differed from the amounts computed by applying the U.S. federal statutory tax rate applicable to the Companies' level of pretax income as a result of the following:

                                           1998           1999         2000
                                     --------------  ------------  -------------
Federal tax at statutory rates     $        3,875        26,195        254,844
State taxes, net of federal
  income tax benefit                        2,088        10,713         57,451
Foreign taxes                                 250           250            250
Non-deductible merger
 expenses and other                          --           1,488         75,311
                                     --------------  ------------  -------------
Total income tax expense           $        6,213        38,646        387,856
                                     ==============  ============  =============


     The types of temporary differences that give rise to significant portions of the Companies' deferred tax assets and liabilities as of December 31, 1999 and 2000, are as follows:

                                                     1999          2000
                                               --------------  -------------
Deferred tax assets:
  Accruals and allowances                      $       6,630        80,018
  State income taxes                                   8,046        31,095
  Capitalized start-up costs                           2,510         2,115
                                               --------------  -------------
        Gross deferred tax assets                     17,186       113,228

Deferred tax liabilities:
   Property and equipment                             (2,022)       (4,683)
                                               --------------  -------------
        Net deferred tax assets                $      15,164       108,545
                                               ==============  =============

     No valuation allowance has been recorded for the deferred tax assets because management believes that the Companies are more likely than not to generate sufficient future taxable income to realize the related tax benefits.


(8)  Significant Customer Information and Segment Reporting

     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for the reporting by business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within a company for making operational decisions and assessing performance.

     The Companies' chief operating decision-maker, as defined in SFAS No. 131, is considered to be the Principal Stockholder. The Principal Stockholder reviews separate financial information for Travelzoo.com Corporation and Silicon Channels Corporation dba Travelzoo.com Sales, Inc. Reportable segment information for each company is as follows:


                                                    Period from May 21, 1998 (inception) to December 31, 1998
                                       ------------------------------------------------------------------------------------

                                          Travelzoo.com       Silicon Channels
                                           Corporation          Corporation          Eliminations           Combined
                                       -------------------- -------------------- ------------------------ -------------------
Revenue from external customers       $                --               84,101                   --               84,101
Revenue from income sharing
  arrangements                                     41,823                   --              (41,823)                  --
                                       -------------------- -------------------- ------------------------ -------------------
Total revenues                        $            41,823               84,101              (41,823)              84,101
                                       ==================== ==================== ======================= ====================
Segment income before income taxes
                                      $            33,987                1,111                   --               35,098
                                       ==================== ==================== ======================= ====================
Depreciation                          $                --                  974                   --                  974
                                       ==================== ==================== ======================= ====================



                                                                  Year ended December 31, 1999
                                       ------------------------------------------------------------------------------------

                                          Travelzoo.com       Silicon Channels
                                           Corporation          Corporation          Eliminations           Combined
                                       -------------------- -------------------- ------------------------ -------------------
Revenue from external customers       $                --              954,259                   --              954,259
Revenue from income sharing
  arrangements                                     89,430                   --              (89,430)                  --
                                       -------------------- -------------------- ------------------------ -------------------
Total revenues                        $            89,430              954,259              (89,430)             954,259
Segment income before income taxes
                                      $            78,969               65,081                   --              144,050
                                       ==================== ==================== ======================= ====================
Depreciation                          $                --                5,795                   --                5,795
                                       ==================== ==================== ======================= ====================
Total assets as of
                                      $           119,647              397,253             (112,104)             404,796
                                       ==================== ==================== ======================= ====================
December 31, 1999


                                                                  Year ended December 31, 2000
                                       ------------------------------------------------------------------------------------

                                          Travelzoo.com       Silicon Channels
                                           Corporation          Corporation          Eliminations           Combined
                                       -------------------- -------------------- ------------------------ -------------------
Revenue from external customers                        --            3,949,517                   --            3,949,517
Revenue from income sharing
  arrangements                                    434,468                   --             (434,468)                  --
                                       -------------------- -------------------- ------------------------ -------------------
Total revenues                                    434,468            3,949,517             (434,468)           3,949,517
                                       ==================== ==================== ======================= ====================
Segment income before income taxes
                                                  218,582              530,960                   --              749,542
                                       ==================== ==================== ======================= ====================

Depreciation                                           --               51,581                   --               51,581
                                       ==================== ==================== ======================= ====================
Total assets as of
                                                  599,715            1,766,397             (810,606)           1,555,506
                                       ==================== ==================== ======================= ====================
December 31, 2000

     For the period ended December 31, 1998 and the years ended December 31, 1999 and 2000, substantially all assets and customers of the Companies were located in the United States of America.

     Significant customer information is as follows:


                                 Percent of total revenue
                  -------------------------------------------------------
                   Period from May
                       21, 1998                                              Percent of accounts receivable
                    (inception) to         Years ended December 31,                   December 31,
                     December 31,     -----------------------------------  -----------------------------------
    Customer             1998               1999              2000               1999              2000
----------------- ------------------- ----------------- -----------------  ------------------ ----------------
       A                   54%                  7%                 6%               10%               16%
       B                   25%                  4%                --                --                --
       C                   --                  10%                 3%               --                 4%
       D                   --                  23%                22%               39%               16%
       E                   --                  10%                 3%               22%               --
       F                   --                   1%                 4%                3%               11%

(9)  Subsequent Events

     On January 18, 2001, Travelzoo Inc. was incorporated in Delaware as a wholly owned subsidiary of Travelzoo.com Corporation. Travelzoo Inc. is authorized to issue 40,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock.

     On  January  22,  2001,  the  Principal  Stockholder  contributed  all  the outstanding shares of common stock of Silicon Channels Corporation to Travelzoo Inc. in exchange for 8,129,273 shares of common stock of Travelzoo Inc. and options to acquire 2,158,349 shares of common stock of Travelzoo Inc. at $1.00 per share. The total estimated fair value of the shares of Silicon Channels contributed by the Principal Shareholder was $2,690,787. Silicon Channels Corporation became a wholly owned subsidiary of Travelzoo Inc. as a result of the contribution. The transaction will be accounted for as a combination of entities under common control using "as-if pooling-of-interests" accounting. Under this method of accounting, the assets and liabilities of Silicon Channels Corporation and Travelzoo Inc. will be carried forward to the combined company at their historical costs. In addition, the financial statements of Silicon Channels Corporation and Travelzoo Inc. will be restated on a combined basis.

     During January 2001, the Board of Directors of Travelzoo.com Corporation proposed that Travelzoo.com Corporation be merged with Travelzoo Inc. whereby Travelzoo Inc. will be the surviving entity. Each share of Travelzoo.com Corporation outstanding at the consummation of the proposed merger will be exchanged for one share of Travelzoo Inc. The proposed merger will be consummated upon approval of the holders of a majority of the outstanding common stock of Travelzoo.com Corporation and the registration of the common stock of Travelzoo Inc. with the U.S. Securities and Exchange Commission. The proposed merger will be accounted for as a combination of entities under common control using "as-if pooling-of-interests" accounting. Under this method of accounting, the assets and liabilities of Travelzoo.com Corporation and Travelzoo Inc. will be carried forward to the combined company at their historical costs. In addition, the financial statements of Travelzoo.com Corporation and Travelzoo Inc. will be restated on a combined basis.

     The following unaudited pro forma financial information for the period from inception to December 31, 2000 is presented to give effect to the completed combination of Silicon Channels Corporation and Travelzoo Inc. and the proposed merger between Travelzoo.com Corporation and Travelzoo Inc. on the accompanying historical combined statement of shareholders' equity as if the mergers had been consummated on May 21, 1998 using the actual and proposed exchange ratios.

                                                Common Stock
                                        ------------------------------
                                               Travelzoo Inc.             Additional                       Total
                                        ------------------------------     paid-in        Retained     stockholders'
                                            Shares          Amount         capital        earnings        equity
                                        ---------------  -------------  --------------- ------------- ---------------
Issuance of common stock                   19,285,147        192,851         (132,851)          --           60,000
Net income                                         --             --               --       28,885           28,885
                                        ---------------  -------------  --------------- ------------- ---------------
Balances, December 31, 1998                19,285,147        192,851         (132,851)      28,885           88,885
Net income                                         --             --               --      105,404          105,404
                                        ---------------  -------------  --------------- ------------- ---------------
Balances, December 31, 1999                19,285,147        192,851         (132,851)     134,289          194,289
Issuance of common stock upon
   exercise of options                         70,000            700            2,800           --            3,500
                                        ---------------  -------------  --------------- ------------- ---------------
Stock-based compensation expense                   --             --            9,221           --            9,221
Issuance of common stock to directors
                                               70,000            700            4,752           --            5,452
Net income                                         --             --               --      361,686          361,686
                                        ---------------  -------------  --------------- ------------- ---------------
Balances, December 31, 2000                19,425,147        194,251         (116,078)     495,975          574,148
                                        ===============  =============  =============== ============= ===============

(10) Pro Forma Net Income Per Share (Unaudited)

     Pro forma net income per share gives effect to the combination of Silicon Channels Corporation and Travelzoo Inc. which was consummated on January 22, 2001 and the proposed merger between Travelzoo.com Corporation and Travelzoo Inc. described in Note 9 as if the mergers had been consummated on May 21, 1998 using the actual and proposed exchange ratios.

     Pro forma basic net income per share is computed using the weighted-average number of outstanding shares of common stock and shares vested under the board of directors' share program (see Note 6). Pro forma diluted net income per share is computed using the weighted-average number of outstanding shares of common stock described above and dilutive potential common stock from options to purchase common stock using the treasury method and unvested shares issuable under the directors' program. A reconciliation of the weighted-average basic number of shares and the weighted-average diluted number of shares used in the calculations follows:


                                             Period from May
                                                 21, 1998
                                              (inception) to
                                               December 31,           Years ended December 31,
                                            -------------------  ----------------------------------------
                                                   1998                 1999                 2000
                                            -------------------  -------------------  -------------------
Weighted-average basic number of
  shares                                             9,431,741           19,323,064           19,372,791
Effect of Directors shares vesting                          --               32,083                   --
Effect of employee stock options                            --                   --               94,019
                                            -------------------  -------------------  -------------------
Weighted-average   diluted   number  of
  shares                                             9,431,741           19,355,147           19,466,810
                                            ===================  ===================  ===================

     For all periods presented, 2,158,349 options to purchase shares of common stock at $1.00 per share were not included in the calculation of pro forma diluted income per share because their effect was antidilutive.

(11) Commitments and Contingency

     The Companies lease office space in Mountain View, California, under an operating lease which expires in December 31, 2001. The future minimum rental payments under this operating lease as of December 31, 2000, was $190,145.

     Rent expense was $-0-, $75,000, and $154,498 for the period from May 21, 1998 (inception) to December 31, 1998 and for the years ended December 31, 1999 and 2000, respectively.

     The Companies' offering of "free shares" over the Internet in 1998 was not registered with the United States Securities and Exchange Commission (SEC). The SEC has not asserted any violation of law by the Companies, however, has indicated that programs for issuing shares such as the Companies' "free share" offering should be registered with the SEC or qualify for an exemption from such a registration. Federal and state laws provide remedies for persons who acquire securities in an offering that was not registered with the SEC and did not qualify for any exemption from registration. Remedies include rescission, which means that the stockholders would return the securities to the seller and the seller would be required to return the purchase price, and damages for losses incurred in cases where the purchaser no longer holds the securities. The Companies believe that no significant liability exists for potential remedies available under securities laws to recipients of "free shares" primarily since no consideration was received for the shares.

                                                                         Annex D

                Proxy For The Special Meeting Of Stockholders Of
                            Travelzoo.com Corporation
                      To Be Held _____________ _____, 2001

     I am a holder of shares of common stock of Travelzoo.com Corporation, a Bahamas corporation ("Travelzoo"). I hereby appoint Ralph Bartel as my proxy, with full power of substitution, to represent me at the special meeting of members (stockholders) of Travelzoo to be held at _________________, _______________, on __________ , 2001 at _______ a.m. local time, and at any adjournments or postponements thereof, to consider and approve the Agreement and Plan of Merger, dated January 19, 2001, under which Travelzoo will be merged into a newly-formed Delaware corporation, Travelzoo Inc. ("Travelzoo Delaware"), as follows:

            [ ]  FOR            [ ]  AGAINST        [ ]  ABSTAIN

     I understand that, if I don't check any of the boxes above, this proxy will be voted for the merger. The Board of Directors of Travelzoo has unanimously recommended a vote for the merger.

     Unless I check the NO box below, I confirm that:

     I consent to receiving by electronic transmission any notices to be given by Travelzoo Delaware to its stockholders, in accordance with Section 323 of the Delaware General Corporation Law. My consent will be effective until revoked.
                                                           [ ]Yes          [ ]No

     I consent to receiving by electronic transmission (including email transmission and postings on Travelzoo Delaware's website) Travelzoo Delaware's proxy statements, annual reports and other information to be provided to me in accordance with the requirements of the U.S. Securities and Exchange Commission.* My consent will be effective until revoked.
                                                           [ ]Yes          [ ]No

     This Proxy is solicited on behalf of the Board of Directors.

Name(s):                                      ----------------------------------

                                              ----------------------------------

Registered email address (as you
  previously provided to Travelzoo**)         ----------------------------------

Voter Control Number (which Travelzoo
  previouslyprovided to you by email)         ----------------------------------


Mailing address:                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------


Signature(s)                                  ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                        Please sign exactly as your name appears above. Joint
                          owners should each sign. When signing as attorney,
                       executor, trustee or guardian, please give full title in
                                            that capacity.

                                  Date:                         , 2001

* If you give your consent to electronic delivery, you may incur certain costs in receiving information electronically, such as the cost of an Internet access subscription.

**   Travelzoo       has       provided      an      online       form,       at
     http://www.corporate.travelzoo.com/shareholders, for stockholders who wish to change their original registered email addresses, which includes information to allow Travelzoo to verify the identity of the stockholder. Changes are effective only if properly made through the online form; email or other informal notice is not effective.

Note that stockholders may vote on the Internet at http://www.travelzoo.com/proxy. Travelzoo encourages stockholders to use Internet voting, which will help minimize the cost of the voting process for Travelzoo and its stockholders. If you wish to use a paper proxy, please print this page, mark, sign and date it, complete the information required and return it to Travelzoo by mail to 800 West El Camino Real, Suite 180, Mountain View, CA 94040.

                                                                         Annex E


               BAHAMAS INTERNATIONAL BUSINESS COMPANIES ACT, 2000

Rights of dissenters.

     82.(1) A member of a company incorporated under this Act shall be entitled to payment of the fair value of his shares upon dissenting from -

          (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

          (b)  a consolidation, if the company is a constituent company;

          (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including -

               (i) a disposition pursuant to an order of the court, having jurisdiction in the matter,

               (ii)adisposition   for   money   on   terms   requiring   all  or
                    substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

               (iii) a transfer pursuant to the power described in section 9(2);

          (d) a redemption of his shares by the company pursuant to section 79; and

          (e)  an arrangement, if permitted by the court.

     (2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorized by written consent of members without a meeting.

     (3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

     (4) Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

     (5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating -

          (a)  his name and address;

          (b) the number and classes or series of shares in respect of which he dissents; and

          (c)  a demand  for  payment  of the fair  value of his  shares;

and a member who elects to dissent from a merger under section 74 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 74.

     (6) A member who dissents shall do so in respect of all shares that he holds in the company.

     (7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

     (8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

     (9) If the company and a dissenting member fail within the period of 30 days referred to in subsection (8) to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply -

          (a) the company and the dissenting member shall each designate an appraiser;

          (b) the 2 designated appraisers together shall designate a third appraiser;

          (c) the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorizing the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

          (d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

     (10)Shares acquired by the company pursuant to subsection (8) or (9) shall be canceled but if the shares are shares of a surviving company, they shall be available for re-issue.

     (11)The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

                                                                         Annex F




January 18, 2001

Board of Directors of Travelzoo.com Corporation
Travelzoo.com Corporation
800 W. El Camino Real, Suite 180
Mountain View, CA 94040
Attn: Independent Committee

Independent Committee Members:

The Mentor Group, Inc. ("TMG") has been retained by the Independent Committee of the Board of Directors (the "Independent Committee") of Travelzoo.com Corporation, a corporation organized under the International Business Companies Act, 1989, of the Bahamas ("Travelzoo Bahamas"), to advise the Independent Committee with respect to the fairness from a financial point of view of the Contribution (as herein defined) by Ralph Bartel, the Chief Executive Officer of Travelzoo ("Ralph Bartel"), of all of the issued and outstanding shares of capital stock of Silicon Channels Corporation, a California corporation ("Silicon"), to Travelzoo Inc., a Delaware corporation ("Travelzoo Delaware"), a subsidiary of Travelzoo Bahamas, in exchange for shares of common stock, and warrants to purchase common stock of Travelzoo Delaware (the "Contribution"). Immediately following the consummation of the Contribution, Silicon will be the wholly-owned subsidiary of Travelzoo Delaware. Pursuant to that certain Agreement and Plan of Merger dated January 19, 2001, by and between Travelzoo Bahamas and Travelzoo Delaware, Travelzoo Bahamas will be merged into Travelzoo Delaware (the "Merger"). Upon consummation of the Merger, each share of Travelzoo Bahamas will be exchanged for one share of Travelzoo Delaware. We are acting as the non-exclusive financial advisor to the Independent Committee in connection with the Contribution (although, in so acting, we are not entering into an agency or other fiduciary relationship with the Independent Committee, Travelzoo Bahamas, Travelzoo Delaware, either of their Boards or shareholders, or any other person) and will receive a fee from Travelzoo Bahamas for our services. In addition, Travelzoo Bahamas has agreed to indemnify us for certain liabilities arising out of our engagement. This fairness opinion is issued to explain whether, in contemplation of the Merger, the proposed Contribution is fair to the shareholders of Travelzoo Bahamas and Travelzoo Delaware from a financial point of view.

Subject to the terms and conditions set forth in the Contribution Agreement between Travelzoo Delaware and Ralph Bartel, dated as of January 22, 2001, (the "Contribution Agreement"), all of the issued and outstanding capital stock of Silicon will be contributed by Ralph Bartel to Travelzoo. The Contribution is intended to be a tax-free contribution pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. Ralph Bartel is the owner of 1,000 shares of the common stock of Silicon, which shares represent all of the issued and outstanding shares of capital stock of Silicon. Subject to the terms and conditions of the Contribution Agreement, Ralph Bartel will contribute, assign, transfer and convey to Travelzoo Delaware, and Travelzoo Delaware will receive from Ralph Bartel all of Mr. Bartel's right, title and interest in and to the Silicon shares in consideration for 8,129,273 shares of Travelzoo Delaware Common Stock, plus an option to purchase 2,158,349 shares of Travelzoo Delaware

Common Stock. Travelzoo Delaware is granting to Ralph Bartel an option to purchase from Travelzoo Delaware 2,158,349 shares of Travelzoo Delaware Common Stock at an exercise price of $1.00 per share, subject to the terms and conditions set forth in the Stock Option Agreement, dated January 22, 2001. This option is not intended to be and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

You requested that TMG render an opinion (the "Opinion") as to the Contribution. The Opinion does not address Travelzoo Bahamas' (as sole shareholder of Travelzoo Delaware) underlying business decisions to effect the Contribution. The Opinion does not address any related party or Travelzoo Bahamas' transactions. TMG has not been requested to, and did not, solicit third party indications of interest in acquiring all or any of the shares or assets of Silicon. Furthermore, at your request, we have not negotiated the Contribution or advised you with respect to alternatives to it.
In connection with this Opinion, TMG made such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. The scope of TMG work included the following:

1. A reading of the financial statements of Travelzoo Bahamas for the fiscal years ending December 31, 1997 through December 31, 1999, and the interim financial statements through September 30, 2000 which Travelzoo has identified as being the most current financial statements available.

2. A reading of the financial statements of Silicon for the fiscal years ending December 31, 1997 through December 31, 1999, and the interim financial statements through September 30, 2000 which Silicon has identified as being the most current financial statements available.

3.   Visit to the business office of Travelzoo Bahamas.

4.   Visit to the business office of Silicon.

5. Meetings with certain members of senior management of Travelzoo Bahamas and Silicon to discuss operations, financial conditions, future prospects and projected operations and performance of each company.

6.   Review of the Contribution Agreement.

7. Review of and discussions about the forecasts and projections prepared by Travelzoo Bahamas with respect to Travelzoo Bahamas' outlook for future success and likelihood for continued operations.

8. Review of and discussions about the forecasts and projections prepared by Silicon with respect to Silicon's outlook for future success and likelihood for continued operations.

9. Review of certain other publicly available financial data for certain companies that TMG deems comparable to Travelzoo Bahamas and Silicon, and publicly available prices and premiums paid in other transactions that TMG considers similar to the Contribution.

We have relied upon and assumed, without independent verification or assumption of responsibility, that the financial information provided to TMG has been reasonably prepared and reflects the best currently available estimates of the financial results and conditions of Travelzoo Bahamas and Silicon. Further, we have assumed, based on management's representation to TMG, that there have been no material changes in the assets, financial condition, business or prospects of Travelzoo Bahamas and Silicon since the date of the most recent financial statements made available to TMG.

TMG has not made any physical inspection or independent appraisal of any of the properties or assets of Travelzoo Bahamas or Silicon. Our opinion is necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by TMG at the date of this letter.

Our opinion does not constitute a recommendation to any shareholder or board member as to how the shareholder or board member should vote on the proposed Contribution. TMG has not expressed an opinion as to the prices at which any security of Travelzoo Bahamas, Travelzoo Delaware or Silicon might trade in the future. The material in this Opinion may not be reprinted in whole or in part without the prior expressed written consent of TMG. The Independent Committee is the sole intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG's prior expressed written consent. Any use of the Opinion by a third party, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

Based on the foregoing, and in reliance thereon, it is The Mentor Group's opinion that the Contribution is fair, from a financial point of view, to the shareholders of Travelzoo Bahamas and Travelzoo Delaware assuming the Merger is consummated.

Respectfully submitted,


/s/ The Mentor Group
------------------------------

THE MENTOR GROUP, INC.

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

The analyses and opinions concluded by The Mentor Group (TMG) and set forth in this fairness opinion report are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this report.

We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

To the best of our knowledge and belief, the statements of fact contained in this report, upon which the analyses, opinions and conclusions expressed herein are based, are true and correct.

TMG has made personal visits to the premises of the business and conducted interviews with management.

The fee for this engagement is not contingent upon any particular outcome reported.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances that may be in place against the business or assets, except as specifically stated in this report.

All conclusions are presented as the considered opinion of TMG based on the facts noted with this report. We assume no responsibility for changes in values or market conditions nor for the inability of the owner to locate a purchaser. The conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is a fairness opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

Client agrees to preserve the confidential format and content of our reports. Our reports and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your legal counsel. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abridge, abrogate or undertake to discharge any duty of Client to any other person.

All financial statements and other pertinent data relating to the income and expense attributed to the entity have been provided either by management or its representatives and accepted without further verification, except as may be noted in the report. Therefore, to the extent that such information may be found at a latter date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of liquidating any material assets other than in the normal course of business.

Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed to TMG.

We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise that would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this report does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the report.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses will vary from our estimates, and the variations may be material.

This report contains prospective financial estimates or opinions that represent the appraiser's view of expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

No consideration has been given in this opinion to the underlying market value of real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this report.

TMG assumes no responsibility for economic or physical factors that may effect the opinions herein stated which occur at some date after the date of the opinion. Forecasts of future events that influence the fairness opinion are predicated on the continuation of historic and current trends in the market.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available. We assume no responsibility for any financial reporting judgments which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this opinion.

Any dispute of claim made with respect to this report shall be submitted to resolution in accordance with the rules of the American Arbitration Association for arbitration, and the decision of the Association shall be binding. All services, pursuant to this report, shall be deemed to be contracted for and rendered in the county of The Mentor Group office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copy rights, trade secrets, etc.) either valued separately and distinctly from the business or which may contribute to the value for the shareholders, but not be separately valued as a part of this engagement, TMG expresses no opinion regarding, nor shall it have any responsibility in connection with, any of the following matters:

a.   verifying the ownership of the property;

b. determining whether the owner of the property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c. the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d. whether property identified as a trade secret is, in fact a legally enforceable trade secret, and the scope of protection offered;

e. the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f. whether the inventor(s) identified in any patent is (are) the true inventor(s), and whether all inventors have been named;

g.   the scope of rights in trademarks, service marks or trade names;

h.   the correct authorship of any copyrighted works;

i. whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

The liability of TMG and its employees and independent contractors is limited to the client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the report or any part thereof is disseminated to anyone other than the client, the client shall make such parties aware of all limiting conditions and assumptions affecting the appraisal assignment. Neither the TMG nor it's independent contractors is in any way responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in the subject company.

                                      II-1
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and officers.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     As permitted by Delaware law, the Registrant's certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to the Registrant or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

     The Registrant's certificate of incorporation further provides that the Registrant must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under its certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

     The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statements.

     See Exhibit Index and Financial Statements schedule.

Item 22.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          i. Include any prospectus/consent solicitation required by section 10(a)(3) of the Securities Act;

          ii. Reflect in the prospectus/consent solicitation any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          iii. Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. Respond to requests for information that is incorporated by reference into the prospectus/consent solicitation pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     5. Supply by means of a post-effective amendment all information concerning a transaction, and we being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on April __, 2001.

                        TRAVELZOO INC.

                        By:
                             ------------------------------------------------
                                               Ralph Bartel
                                Chairman of the Board and Chief Executive
                                                  Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                   Title                                Date
                ---------                                   -----                                ----

                                              Chairman of the Board and Chief
                                                Executive Officer                             April , 2001
---------------------------------------

                Ralph Bartel

                                              Controller (Chief Accounting Officer)           April , 2001
---------------------------------------
                  Lisa Su

             SUZANNE L. DURFEE*               Director                                        April , 2001
---------------------------------------
             Suzanne L. Durfee

              DAVID J. EHRLICH*               Director                                        April , 2001
---------------------------------------
              David J. Ehrlich

                SUZANNA MAK*                  Director                                        April , 2001
---------------------------------------
                Suzanna Mak

             DONOVAN NEALE MAY*               Director                                        April , 2001
---------------------------------------
             Donovan Neale-May

              CAROL J. S. ROTH*               Director                                        April , 2001
---------------------------------------
              Carol J. S. Roth

               KELLY M. URSO*                 Director                                        April , 2001
---------------------------------------
               Kelly M. Urso



                                       *BY:
                                            ------------------------------------
                                                        Ralph Bartel
                                                       Attorney-in-fact

                                  EXHIBIT INDEX

    Exhibit
    Number     Description
    ------     -----------

     2.1 Merger Agreement, dated January 19, 2001, between Travelzoo.com Corporation and Travelzoo Inc. (Incorporated by reference to Annex A to the Proxy Statement and Prospectus included in this Registration Statement)

     3.1 Certificate of Incorporation of Travelzoo Inc. (Incorporated by reference to Annex B to the Proxy Statement and Prospectus included in this Registration Statement)

     3.2       By-laws of Travelzoo Inc.  (Incorporated  by reference to Annex C
               to  the  Proxy   Statement  and   Prospectus   included  in  this
               Registration Statement)

     5.1       Opinion of Bryan Cave LLP, counsel to Travelzoo Inc.*

     8.1       Opinion of Bryan Cave LLP regarding tax matters*

     10.1      Employment  Agreement,   dated  as  of  April  1,  2000,  between
               Travelzoo Bahamas and Ralph Bartel+

     10.2 Stock Option Agreement dated January 22, 2001, between Ralph Bartel and Travelzoo Inc.+

     10.3 Letter Agreement, dated October 10, 1998, between Travelzoo.com Corporation and Silicon Channels Corporation

     10.4 Service Agreement, dated January 2, 1999, between Travelzoo.com Corporation and Silicon Channels Corporation

     10.5      Form of Director and Officer Indemnification Agreement

     21.1      List of Subsidiaries of Travelzoo.com Corporation+

     21.2      List of Subsidiaries of Travelzoo Inc.+

     23.1      Consent of KPMG LLP

     23.2      Consent of The Mentor Group

     23.3      Consent of Bryan Cave LLP (included in Exhibit 5.1)*

     24.1      Power of Attorney (included on signature page)+

     --------------
     + Previously filed.
     * To be filed by amendment.